UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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Umpqua Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2013

Umpqua Shareholders:

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6 p.m., local time, on April 16, 2013 to take action on the following business:

1.	Election of Directors. Electing twelve members of Umpqua’s board of directors, to hold office until the 2014 annual meeting of shareholders and the qualification and election of their successors.

2.	Ratification (Non-Binding) of Auditor Appointment. Ratifying the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	Advisory (Non-Binding) Resolution to Approve Executive Compensation. Approving the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”.

4.	Adoption of New Incentive Plan. Adopting the Umpqua Holdings Corporation 2013 Incentive Plan, found at Appendix A to the proxy statement, which authorizes the issuance equity awards to directors and employees and reserves 4,000,000 shares of the Company’s common stock for issuance under the plan.

5.	Other Business. Considering and acting upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof. As of the date of this notice, the board of directors knows of no other matters to be brought before the shareholders at the meeting.

If you were a shareholder of record of Umpqua common stock as of the close of business on February 8, 2013, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card. You have the ability to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail as well as by telephone and on the internet.

This Proxy Statement and accompanying proxy card are being sent or made available on or about March 7, 2013.

You will find our proxy statement, Form 10-K and other important information at our website: www.umpquaholdingscorp.com. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

By Order of the Board of Directors,

Steven L. Philpott

EVP/General Counsel/Secretary

March 1, 2013

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Umpqua Holdings Corporation, an Oregon corporation, for the Annual Meeting of Shareholders and at any adjournments or postponements of the annual meeting. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 7, 2013.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	Why did I receive the proxy materials?

A:	We have made the proxy materials available to you over the internet or, in some cases, mailed you paper copies of these materials because the board is soliciting your proxy to vote your shares of our common stock at the annual meeting to be held on Tuesday, April 16, 2013 and at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:	The board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to designate your proxy to vote your shares. In this proxy statement, the term “proxy card” means both the voting instruction form and proxy card unless otherwise indicated.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A:	The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or before March 7, 2013 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, shareholders who are participants in our benefit plans and shareholders holding more than 1,000 shares of common stock, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

Q:	What does the Notice of Internet Availability of Proxy Materials look like?

A:	It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you should have received a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, Computershare.

Q:	What are Umpqua shareholders being asked to vote on at the annual shareholder meeting?

A:	You will vote on:

•	Item 1: The election of twelve directors to serve until the next annual meeting of shareholders;

•	Item 2: Auditor appointment ratifying (non-binding) the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2013;

•	Item 3: Approving an advisory (non-binding) resolution on the Company’s executive compensation program (“say on pay” vote); and

•

Item 4: Adopting the Umpqua Holdings Corporation 2013 Incentive Plan, which authorizes the issuance of equity and cash incentive awards to directors and employees and reserves 4,000,000 shares of the Company’s common stock for issuance under the plan.

The board of directors recommends that you vote “FOR” all of the nominees and “FOR” Items 2, 3 and 4.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety. Then, vote your shares by following the instructions from your broker, if your shares are held in “street name” or by one of the following methods:

•	If you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the website listed on the proxy card and follow the instructions provided; or

•

attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the Internet has the same effect as submitting a properly executed proxy card.

Q:	What are my choices when voting?

A:	When you cast your vote on:

•	Item 1: You may vote in favor of electing the nominees as directors or vote against one or more nominees or you may abstain from voting;

•	Item 2: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares;

•	Item 3: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

•	Item 4: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	What if I abstain from voting?

A:	If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present.

Q:	Who is eligible to vote?

A:	Holders of record of Umpqua common stock at the close of business on February 8, 2013 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 111,935,937 shares of Umpqua common stock outstanding held by 4,514 holders of record, a number that does not include beneficial owners who hold shares in “street name”.

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:	On February 8, 2013, Umpqua’s directors and executive officers beneficially owned 2,341,152 shares entitled to vote at the annual meeting, constituting approximately 2.09% of the total shares outstanding and entitled to vote at the meeting.

Q:	What if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan and the Supplemental Retirement/Deferred Compensation Plan (the “Company Plans”) how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the Advisory Committee will instruct the trustee to vote all unvoted shares held in the Company Plans as recommended by the board of directors.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the directions provided;

•	going to the website listed on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the instructions provided;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	Why did I receive more than one Notice and Access Card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust or in custodial accounts). You should vote on each proxy that you receive.

Q:	How do you determine a quorum?

A:	Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as “present” for determining a quorum. Broker non-votes will also be counted as “present” for establishing a quorum.

Q:	What is a broker non-vote?

A:	Under New York Stock Exchange (NYSE) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Umpqua is listed on the NASDAQ Global Select market, Rule 452 affects us since most of the common shares held in “street name” are held with NYSE member-brokers. The ratification of our independent auditor (Item 2) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors (Item 1), the non-binding resolution to approve the Company’s executive compensation program (Item 3- “say on pay”) and the resolution approving the 2013 Incentive Plan (Item 4) are deemed to be non-routine matters under Rule 452, so your broker may not vote on these matters in its discretion. Your broker, therefore, will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares”.

Q:	How do you count votes?

A:	Each common share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. You may vote “For”, “Against” or “Abstain” from voting with respect to each director nominee and each of the other proposals. A representative of Computershare, our transfer agent, will count the votes and serve as our inspector of elections. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Proposal	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non- Votes

1	Election of Directors	Votes cast “For” exceed “Against” votes (1)	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

2	Ratification of Independent Auditor	Majority of shares present or represented by proxy	Treated as a vote “Against” the proposal	Yes	Not Applicable

3	Advisory vote on executive compensation (“Say on Pay”)	Majority of shares present or represented by proxy	Treated as a vote “Against” the proposal	No	No Effect

4	Approving 2013 Incentive Plan	Majority of shares present or represented by proxy	Treated as a vote “Against” the proposal	No	No Effect

(1)	Proposal 1 requires a plurality of the votes cast to elect a director. The twelve director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes. However, we have adopted a majority voting policy that requires any director who receives more “Against” votes than “For” votes to offer to resign from the board.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee and in favor of Proposals 2, 3 and 4.

Q:	Is my vote confidential?

A:	We maintain the confidentiality of the votes of individual shareholders. Ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential by those third parties. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. Our shareholder relations officer has online access to votes cast by registered shareholders, but does not access that information. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to assert or defend legal claims, to determine compliance with law or as otherwise required by law. If you write comments on your proxy card or ballot, or attach materials to your proxy card or ballot, management may learn how you voted in reviewing your comments and such information may not be kept confidential.

Q:	Who pays the cost of proxy solicitation?

A:	Umpqua pays the cost of soliciting proxies. We have hired AST-Phoenix Partners to solicit proxies for this meeting and we will pay their fees of $17,500 plus out of pocket costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, e-mail or letter, without extra compensation.

Q:	How can I receive my proxy materials electronically in the future?

A:	Although you may request paper copies of the proxy materials, we would prefer to send proxy materials to shareholders electronically. Shareholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below or on the notice.

If we sent you proxy materials by mail and you would like to sign up to receive these materials electronically in the future, please have your proxy card available and register using one of the following choices:

• Record Holders	If you are the record holder of your shares, you may either go to www.investorvote.com/umpq and follow the instructions for requesting meeting materials or call 800-652-8683.

• Street Name Holders	If you hold your shares in street name, you may either go to www.proxyvote.com and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously agreed to electronic delivery of our proxy materials, but wish to receive paper copies of these materials for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Q:	Are there any rules regarding admission to the annual meeting?

A:	Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

•	You were, or are validly acting for, a shareholder of record on the record date by:

•	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

•

reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or your most recent plan statement, if you are a participant in one of the Company Plans; or

•

reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on the record date, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company Plans, as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 6:00 p.m., Pacific Time. Please allow ample time for the admission procedures described above.

Q:	Where do I get more information?

A:	If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following:

Steven Philpott

Executive Vice President, General Counsel & Secretary

Umpqua Holdings Corporation

Legal Department

675 Oak Street, Suite 200

P.O. Box 1560

Eugene, OR 97440

(541) 434-2997 (voice)

(541) 342-1425 (fax)

stevenphilpott@umpquabank.com

Michelle Bressman

Vice President – Shareholder Relations Officer

Umpqua Holdings Corporation

Finance Department

20085 N.W. Tanasbourne Drive

Hillsboro, OR 97124

(503) 268-6675 (voice)

(503) 645-3636 (fax)

michellebressman@umpquabank.com

Principal Office: Umpqua Holdings Corporation Finance Department One SW Columbia Street, Suite 1200 Portland, OR 97258

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held April 16, 2013:

This proxy statement and the Company’s annual report to shareholders are available at:

www.umpquaholdingscorp.com

ANNUAL MEETING BUSINESS

Item 1.	Election of Directors

Umpqua’s articles of incorporation and bylaws provide that directors are elected to serve a one-year term of office, expiring at the next annual meeting of shareholders. Our articles of incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at thirteen. Effective at the annual meeting, Diane Miller, who has served on our boards since 2004 and chose not to stand for reelection, will retire from the Company’s board and the board of Umpqua Bank, the Company’s wholly-owned subsidiary. At that time, the number of directors will be set at twelve if there have been no other changes in board membership.

Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors. However, in an uncontested election, our majority voting policy requires that any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation to the board chair following certification of shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The Risk and Governance Committee of the board considers the offer of resignation and recommends to the board whether to accept it. The policy requires the board to act on the Risk and Governance Committee’s recommendation within 90 days following the shareholder meeting. Board action on the matter requires the approval of a majority of the independent directors.

The board of directors has nominated the following directors, each of whom currently serves as a director of Umpqua and Umpqua Bank, for election to one-year terms that will expire at the 2014 annual meeting:

Raymond P. Davis

Peggy Y. Fowler

Stephen M. Gambee

James S. Greene

William A. Lansing

Luis F. Machuca

Laureen E. Seeger

Dudley R. Slater

Susan F. Stevens

Hilliard C. Terry, III

Bryan L. Timm

Frank R. J. Whittaker

Each of the nominees, except Ms. Seeger, Ms. Stevens and Mr. Greene, was elected to serve on the board at the 2012 annual meeting. Ms. Seeger and Mr. Greene were appointed to both boards in July 2012. Ms. Stevens was appointed to both boards in September 2012. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate, upon the recommendation of the Risk and Governance Committee. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable.

The Risk and Governance Committee has oversight responsibility for recommending to the Board a slate of nominees to be presented to the shareholders for election to the board of directors at each annual or special meeting. The board’s Statement of Governance Principles, available at www.umpquaholdingscorp.com, provides that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. On a collective basis, the board should have policymaking experience in the major business activities of the Company and its subsidiaries or in similar businesses and, to the extent practical, should be representative of the major markets in which the Company operates. In addition, we seek directors who are civic minded and whose activities provide valuable perspective on important social and economic issues relevant to our business and the communities where our customers and employees work and live.

Nominees

The age (as of March 1, 2013), business experience, and position of each of the directors currently serving is stated below. We also provide information about skills, qualifications and attributes of each director that led to the conclusion that he or she should serve on our board.

Raymond P. Davis, age 63, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present.

Qualifications and Experience

Business: Extensive leadership, management and business operations experience as President and CEO of Umpqua and Umpqua Bank.

Banking: More than 30 years experience in the financial services industry, including his positions as President and CEO of Umpqua and Umpqua Bank and as President of US Banking Alliance, a bank consulting firm.

Financial: Expertise as Chief Financial Officer of Security Bank, Reno, Nevada.

Civic: Board service with SOLV, an Oregon organization fostering environmental stewardship, and Founders Circle, plus service on the Big Brothers Big Sisters, Children’s Council.

Peggy Y. Fowler, age 61, was appointed to the board in April 2009. Ms. Fowler served as CEO and President of Portland General Electric (“PGE”) (NYSE: POR) from April 2000 to December 31, 2008 and as Co-CEO from January 1, 2009 to March 1, 2009. She was chair of the board from May 2001 until January 2004. She served as President of PGE from 1998 until 2000 and is currently a director of Hawaiian Electric Industries (NYSE: HEI) and Hawaiian Electric Company.

Qualifications and Experience

Business: Strong leadership and business operations experience as President and CEO of PGE, director of The Regence Group, Chief Operating Officer of PGE’s Distribution Operations, Senior Vice President of PGE’s customer service and delivery and Vice President of PGE’s power production and supply.

Banking: Banking industry experience as director of the Portland branch of the Federal Reserve Bank of San Francisco.

Finance: Expertise serving as a committee member for several entities: Audit Committee for Hawaiian Electric Company, Finance Committee for PGE, Investment and Executive and Governance Committee for Regence.

Civic: Board service as a director for PGE Foundation and Mentor for International Women’s Forum.

Stephen M. Gambee, age 49, was appointed to the board in July 2005 and was elected in 2006. Since 1994 he has been the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems, LLC, a family owned business providing waste disposal and environmental services in the Southern Oregon area. Prior to assuming the duties of the family businesses, Mr. Gambee was a real estate economist employed by Robert Charles Lesser & Co. /Hobson & Associates as the Pacific Northwest Director of Consulting.

Qualifications and Experience

Business: Management, leadership, business operations and governmental relations experience as President and CEO of Rogue Valley Properties and Managing Member of Rogue Waste Systems, LLC, which are environmentally conscious waste management businesses.

Civic: Chairman of the St. Mary’s School Community Foundation. Chairman of Jackson County Commission Economic Development Advisory Committee. Member of the Finance Committee, Asante Health System. Currently Vice-Chair (past Chairman) of the Medford-Jackson County Chamber of Commerce. Mr. Gambee has also previously served as: Director and President of the Craterian Theater/Collier Center of the Performing Arts;

Treasurer of YPO Oregon Evergreen Chapter; Director and Treasurer for Rogue Gallery and Art Center; and Director of the Jackson-Josephine County Boys and Girls Club.

James S. Greene, age 59, was appointed to the board in July 2012. He is a Vice President with Cisco Systems, Inc. (NASDQ: CSCO) in its Global Advanced Services Organization. He has been in this role since February of 2012. He joined Cisco in 2005 as Vice President and Global Head of their Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization.

Qualifications and Experience

Business: Management consulting, business operations and information technology systems, solutions, sales and delivery. Senior executive roles at Accenture, CapGemini and currently Cisco Systems, Inc.

Industry: Global Financial Services. Global Information Communications Technology.

Finance: Serving the global financial services industry for 32 years.

Civic: Neighborhood association and board. Community sports teams.

Governance: 10 year member of the board of Electronics For Imaging, Inc., a public company (NASDAQ: EFII), where he served on the board’s Audit Committee, Governance and Nomination Committees. Served on several private company boards and advisory boards.

William A. Lansing, age 67, has served as a director since December 2001. He previously served as a director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is the retired President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, a position he held from 2001 to 2006. He has over 40 years of professional business experience in the forest products industry and other businesses and is the retired Chairman of Torrent Energy Corporation.

Qualifications and Experience

Business: Broad business leadership and organizational management skills as retired President and CEO of Menasha Forest Products Corporation and Chairman of the board of Lone Rock Timber Company.

Banking: Extensive banking industry expertise as Vice Chairman of the board of Independent Financial Network, a bank acquired by Umpqua.

Civic: Service as Chairman of the Southwestern Oregon Community College Foundation Board of Trustees, Co-Chair of capital campaign to build a new Historical and Maritime Center in Coos Bay, board member of the Eugene Council of the Boy Scouts of America, board member of the World Forestry Center in Portland, Oregon and board member of the Coos County Salmon and Trout Enhancement organization. Coos Bay, Oregon’s 2012 Citizen of the year and Oregon Education Association’s 2005 Citizen of the year.

Governance: Former chairman of Umpqua’s Compensation Committee; Chairman of Coos County Planning Commission.

Luis F. Machuca, age 55, was appointed to the board in January 2010. Since January 2002, he has been President and Chief Executive Officer of Kryptiq Corporation, a healthcare applications company that activates collaborative care.

Qualifications and Experience

Business: Business operations and innovation technology experience as President and CEO of Kryptiq Corporation as well as senior leadership roles at Intel Corp.; EVP of the NEC Computer Services Division of PB-NEC Corp. and President and COO of eFusion Corp.

Civic: Serves on the Cambia Health Solutions Board of Directors and the University of Portland Board of Regents. He has served as director or Trustee of the Oregon Health & Science University Foundation Board of Trustees, the ENDfootwear Advisory Board, the Catholic Charities of Oregon Board of Directors, the Portland Metropolitan Family Services Board of Directors, the Jesuit High School Board of Trustees, the Lifeworks NW Board of Directors, and the Boy Scouts of America Cascade Pacific Council Executive Board.

Governance: Current chairman of Umpqua’s Budget and Compensation Committees and serves on Executive and Risk and Governance Committees. He previously served on the Audit and Compliance Committee.

Laureen E. Seeger, age 51, was appointed to the board in July 2012. She currently serves as Executive Vice President, General Counsel and Chief Compliance Officer of McKesson Corporation, a global healthcare services and information technology company ranked 14 among the Fortune 500. She has held that position since 2006. She previously served as Senior Vice President and General Counsel of McKesson Corporation’s Information Technology Business from 2000 to 2006, was a partner and technology practice group chair of the law firm of Morris, Manning & Martin LLP from 1992-2000, and was an attorney specializing in complex commercial litigation with the law firm of Jones Day Reavis & Pogue from 1986-1992.

Qualifications and Experience

Business: Ms. Seeger has extensive experience in risk and business management, compliance, leadership, governmental relations, corporate governance, litigation, and mergers and acquisitions. In her role at McKesson, she oversees McKesson’s global governmental relations, regulatory, legal, privacy, compliance, records management and corporate secretarial programs and functions. She is a member of the company’s Employee Benefits Management Committee, which oversees the company’s employee health and benefit plans. For 14 years prior to joining McKesson, she successfully handled and tried complex commercial litigation matters throughout the United States, including in the areas of intellectual property, securities, antitrust, banking, credit reporting, insurance, fraud, telecommunications, employment and technology performance.

Civic: Ms. Seeger chairs the Board of the American Heart Association, Greater Bay Area Division; serves as a member of the Board of Directors of the California Chamber of Commerce, and serves as a member of the Executive Committee of the Association of General Counsel. She has repeatedly been recognized by the San Francisco Business Times as one of the 100 Most Influential Women in Business in the San Francisco Bay Area.

Dudley R. Slater, age 55, was appointed to the board in August 2011. He currently serves as Vice Chairman on the Board of Integra Telecom, Inc., a company he co-founded in 1996. Previously, Mr. Slater served as Chief Executive Officer of Integra from 1998 through 2011.

Qualifications and Experience

Business: Extensive executive leadership, operations management and entrepreneurial experience as founder and CEO of Integra Telecom, Inc., a company that owns and operates over 7,000 route miles of fiber optic network connecting eleven Western, Rocky Mountain and Upper Midwestern states that, together with a high capacity national data network, connects to numerous proprietary and public data centers and national peering locations. Mr. Slater managed the growth of this company from insignificance to national prominence (becoming one of the 10 largest U.S. landline telecommunications companies). Having founded and grown Integra Telecom to a company that employs over 2,000 employees Mr Slater brings significant experience in leadership, communications, organizational and operational process design, information technology, compensation and human resource management.

Industry: Extensive experience in regulated and competitive telecommunications services and executive/director experience in clinical trials, media and entertainment industries. Ernst & Young 2011 Entrepreneur of the Year in the Northwest.

Finance: As founder and Chief Executive Officer of Integra Telecom, Mr. Slater gained extensive experience in finance, including a variety of capital markets financings, treasury, accounting, cash management and growth financing responsibilities. Mr. Slater serves on the Budget, Compensation and Financial Services Committees at Umpqua and is a past member of the Finance Committee at Integra Telecom.

Civic: Appointed by Governor of Oregon to the Oregon Innovation Council as Chairman of the Audit and Accountability Committee. Founded and led the Integra Telecom Federal PAC. Director of Orphans Overseas, Warm Springs Telecommunications Company, Portland State University School of Business Administration Advisory Board.

Governance: Director of Wide Open West, Inc. / WOW Internet and Cable (one of the largest cable companies in the United States); Past President and Chief Executive Officer, Western Institutional Review Board.

Susan F. Stevens, age 62, was appointed to the board in September 2012. She is a senior executive who recently retired as head of Corporate Banking for the Americas at J.P. Morgan Securities Inc. She held that position from 2006 until 2011. Susan was at J.P. Morgan for 15 years. Prior to 2006, she was a Managing Director in Loan Syndications, where she was head of the Investment Grade Syndications group from 2001 to 2006. She was head of Capital Markets at Wells Fargo Bank from 1992 to1995. Susan was with Bank of America for 11 years before joining Wells Fargo. She is active in Golden Seeds, a New York based angel investment group focused on women entrepreneurs. She has a MS in Global Management from Thunderbird School of Global Management (’73) and a BS in Psychology from the University of Oregon (’72).

Qualifications and Experience:

Industry: Over 30 years in the banking industry with broad industry knowledge and experience in client management, capital markets and risk management.

Civic: Board of Trustees of Thunderbird School of Global Management, Glendale, AZ (on Executive Committee and Chair of Finance and Business Planning Committee) and The Neighborhood Coalition for Shelter, New York, NY (on Executive Committee and Treasurer).

Hilliard C. Terry, III, age 43, was appointed to the board in January 2010. Mr. Terry provides minority representation to the board given his background as an African American male from a large urban community. He is currently Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited (NYSE: TGH), an intermodal marine container management and leasing company. Before joining Textainer, he was Vice President and Treasurer of Agilent Technologies, Inc. (NYSE: A), which he joined in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company (“HP”). Mr. Terry held positions in investor relations and/or investment banking with Kenetech Corporation, VeriFone, Inc. and Goldman Sachs & Co.

Qualifications and Experience

Business: Leadership and business management experience as a senior executive of Textainer Group Holdings Limited and his former position as an executive of Agilent Technologies, Inc.

Marketing: Extensive communications and marketing experience as the Head of Investor Relations and primary spokesperson to the investment community for Agilent Technologies, Inc. and Global Marketing Manager for VeriFone, Inc., an HP subsidiary.

Finance: Mr. Terry currently oversees the accounting, treasury, credit and collections, internal audit and risk management functions of Textainer. Previously he was responsible for Agilent’s global treasury organization which included corporate cash management, corporate finance, customer financing, foreign exchange, pension assets and risk management. He was also a member of the company’s Benefits Committee which has fiduciary oversight for Agilent’s employee benefit and retirement programs. He oversaw investments of a multi-billion dollar global corporate cash portfolio and defined benefit (pension) assets for the company.

Civic: Board of Trustees, Oakland Museum of California (member of the Governance Committee).

Bryan L. Timm, age 49, was appointed to the board in December 2004. Since May 2008, Mr. Timm has been the Chief Operating Officer of Columbia Sportswear Company (NASDAQ: COLM) and he was named Executive Vice President in October 2008. Mr. Timm joined Columbia Sportswear in June 1997 as Corporate Controller, was named Chief Financial Officer in July 2002 and in 2003, was named Vice President, Chief Financial Officer and Treasurer.

Qualifications and Experience

Business: Senior leadership and business operations management experience at Columbia Sportswear, as a member of the College of Business and Economics Advisory Board for the University of Idaho and in 2012 as a member, and in 2013 as chairman, of the Policyowners’ Examining Committee at Northwestern Mutual Life Insurance Co.

Finance: Audit and Compliance Committee Chair at Umpqua. Over twenty years serving in financial positions of publicly held companies including CFO of Columbia Sportswear. In addition to his C-level positions with Columbia Sportswear Company, Mr. Timm worked in various accounting, internal audit, and financial positions at publicly held Oregon Steel Mills (NYSE: OS) from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991, he was an accountant with KPMG LLP. He is a CPA (inactive) in the state of Oregon.

Civic: Director of Doernbecher Children’s Hospital Foundation.

Frank R. J. Whittaker, age 62, was elected to the board in April 2009. Mr. Whittaker is the former Vice President of Operations for The McClatchy Company (NYSE: MNI) a position he retired from on May 27,

2011. From 1985 to 1997, Mr. Whittaker was President and General Manager of McClatchy’s flagship paper, The Sacramento Bee.

Qualifications and Experience

Business: Extensive leadership, business management and business operations experience with oversight of McClatchy’s 16 newspapers in California, Florida, Kentucky and the Carolinas. In the newspaper industry, Mr. Whittaker is a past Board Member and Treasurer of the Audit Bureau of Circulations and is past President of the California Newspaper Publishers Association and the past President of the California Newspaper Carrier Foundation.

Civic: Mr. Whittaker recently served as the co-chair of the campaign to substantially expand the School of Nursing at University of California, Davis. Mr. Whittaker has served as the chairman of capital campaigns for Sutter Hospital, River Oaks Center for Children and the Neighborhood Housing Services. He has also served at various times on the boards of more than a dozen nonprofits, including Sacramento Regional Community Foundation, United Way and Jesuit High School. For his civic work, he has received major awards from organizations, including The Salvation Army, The Anti-Defamation League, Multiple Sclerosis and the National Philanthropy Association.

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent”, as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to Director and Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank and arrangements under which Umpqua Bank purchases waste disposal services from a company affiliated with Mr. Gambee at standard, regulated rates, which in 2012 totaled less than $8,000. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics, which can be found on our website www.umpquaholdingscorp.com. See the section below entitled Related Party Transactions for additional information.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the election of all nominees.

Item 2.	Ratification (Non-Binding) of Auditor Appointment

The Audit and Compliance Committee has selected the independent registered public accounting firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2012, to act in such capacity for the fiscal year ending December 31, 2013, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain permitted consulting services. Moss Adams has served as the Company’s independent auditor since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit and Compliance Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as the Company’s independent auditor.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams has audited our consolidated financial statements and internal controls over financial reporting for the years ended December 31, 2005 through 2012.

Independent Auditors’ Fees

The following table shows the fees incurred for professional services provided by Moss Adams for 2012 and 2011:

($ in thousands)	2012	2011
Audit Fees (a)	$755	$730
Audit-Related Fees (b)	$25	$25
All Other Fees (c)	$7	$11
Tax Fees	—	—

Total Fees	$787	$766

(a)	Audit Fees include:
•	The integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the years-ended December 31, 2012 and 2011, respectively.

•	Reviews of the Company’s quarterly consolidated financial statements for the periods ended March 31, June 30, and September 30, 2012 and 2011, respectively.

•	Audit of the annual financial statements of Umpqua Investments, Inc., a wholly-owned subsidiary of the Company, for the years-ended December 31, 2012 and 2011, respectively.

•	HUD Audit for December 31, 2012 and 2011.

•	GNMA Audit and MERS QC compliance report for December 31, 2012.

(b)	Audit-Related Fees represent billings for services provided during the 12 months ended December 31, 2012 and 2011, respectively, and includes:

•	Audit of the Umpqua Bank 401(k) and Profit Sharing Plan for the year ended December 31, 2011, audited during 2012; the plan year ended December 31, 2010, was audited in 2011.

(c)	All Other Fees represent all other billings for the 12 months ended December 31, 2012 and 2011, respectively, and includes:

•	Review of responses to SEC Comment Letters (2012 and 2011).

•	Access to Accounting Research Software – CCH ARM annual renewal.

	2012	2011
Ratio of All Other Fees to Audit Fees and Audit-Related Fees	0.90%	1.46%

The Audit and Compliance Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Moss Adams for the 2012 audit engagement were pre-approved by the Audit and Compliance Committee at its March 20, 2012 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit and Compliance Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit and Compliance Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit and Compliance Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed $5,000 per fiscal year if approved by management or $50,000 per fiscal year if approved by the Chair of the Audit and Compliance Committee;

3.	Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”).

4.	Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee.

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

Audit and Compliance Committee Report

The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its board approved charter, available on our website: www.umpquaholdingscorp.com. The Committee reviews that charter on an annual basis.

The board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and applicable SEC rules related to audit committee member independence and has determined that each member of the Audit and Compliance Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations.

The Audit and Compliance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit and Compliance Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit and Compliance Committee engaged Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, to perform the audit of the Company’s financial statements for the period ending December 31, 2012. Moss Adams has been engaged in this capacity since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASDAQ Rule 5605, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board.

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2012 with management. The Committee also met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Committee has received the written disclosure and the letter from Moss Adams required by applicable requirements of the PCAOB regarding independence and has discussed with Moss Adams the auditor’s independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Audit and Compliance Committee:

Bryan L. Timm (Chair)

Stephen M. Gambee

Diane D. Miller

Laureen E. Seeger

Susan F. Stevens

Hilliard C. Terry, III

Frank R. J. Whittaker (Vice Chair)

Item 3.	Advisory (Non-Binding) Resolution to Approve Executive Compensation

The board and management are committed to excellence in governance and recognize the interest our shareholders have expressed in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, our shareholders are being asked to approve an advisory resolution on the compensation of the named executive officers, as reported in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2012 executive compensation program and policies for the named executive officers. At the 2011 annual meeting, in accordance with the board’s recommendation, our shareholders endorsed an annual say on pay vote. Our board determined that we will hold an annual advisory shareholder vote on executive compensation until the next “say on pay” frequency vote.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. While your vote is advisory and will not be binding on the board, we strive to align our governance policies and practices with the interests of our long term shareholders. As it did last year, the board will take into account the outcome of the “say on pay” vote when considering future compensation plans.

Umpqua has several compensation governance programs in place, as described in this proxy, to align executive compensation with the long-term shareholder interests and to manage compensation risk, including:

•    An independent Compensation Committee that engages its own advisors and consultants;

•    Stock ownership guidelines and a stock retention or “hold to retirement” policy for executives;

•    Grants under long-term performance-based equity incentive plans that are tied to total shareholder return;

•    A requirement that at least 50% of equity grants to executives be “performance-based”. For the past two years, 100% of the grants to our CEO have been performance based;

•    Prohibition on re-pricing stock options;

•    No income tax gross-ups;

•    Annual incentive plans tied to Company operating earnings;

•    A compensation recoupment or clawback policy; and

•    Double-triggers with respect to change in control related benefits.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as described in the Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and narrative disclosure.”

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.

Item 4.	Approval of New Incentive Plan

The board of directors recommends that shareholders approve the Company’s 2013 Incentive Plan (the “2013 Plan”). The 2013 Plan would govern grants of stock-based awards to employees, non-employee directors and consultants and govern cash awards under annual incentive plans so as to comply with Section 162(m) of the Internal Revenue Code (the “Code”). The 2013 Plan will replace the 2003 Stock Incentive Plan (the “2003 Plan”), the 2007 Long Term Incentive Plan (the “2007 Plan”) and the 2005 Performance-Based Executive Incentive Plan (the “2005 Plan”).

The board recommends the adoption of this 2013 Plan primarily to (i) provide flexibility to the Committee with regard to the types of awards granted and the performance conditions to be attached to awards; and (ii) simplify and improve administration of the Company’s incentive plans by consolidating three plans in a single plan. Among other things, the Compensation Committee wants to withhold payment of dividends on restricted share grants pending satisfaction of vesting conditions (rather than paying dividends to participants currently on unvested restricted share grants) and the 2003 Plan does not offer that flexibility. The Compensation Committee asked its compensation consultant, Towers Watson, to review the recommended 2013 Plan and the Committee considered the input from Towers Watson in its recommendation for approval. See section titled Role of Compensation Consultant/Evaluation of Independence.

The 2013 Plan is an “omnibus” stock plan that authorizes the Compensation Committee to issue a variety of equity awards to maintain flexibility, including stock options, stock appreciation rights, restricted stock awards, restricted stock units and performance share awards. The 2013 Plan is designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Code”)with respect to stock options and stock appreciation rights. Other awards may qualify under Section 162(m) if they are granted in accordance with the, and subject to performance conditions as specified in, the 2013 Plan. Also, in order to meet Section 162(m) requirements, the 2013 Plan includes limits on the number and type of shares that any one participant may receive during any calendar-year period, as described below.

The 2013 Plan does not permit any modification of stock options or stock appreciation rights that would be treated as a “repricing” (under applicable rules, regulations or NASDAQ listing requirements) without the approval of shareholders, nor does it authorize the granting of stock options with an exercise price that is less than fair market value on the date of grant. The 2013 Plan does not contain an “evergreen” provision to automatically increase the number of shares available for future issuance.

Purpose of the 2013 Plan

The 2013 Plan is designed to support the Company’s long-term business objectives in a manner consistent with our executive compensation philosophy. The board of directors believes that by allowing the Company to continue to offer stock-based compensation through the 2013 Plan, the Company will promote the following key objectives:

•	aligning the interests of employees and other award recipients with those of the shareholders; and

•	attracting, motivating and retaining experienced and highly qualified individuals who will contribute to the Company’s success.

The 2013 Plan is also designed to qualify equity awards and annual cash incentive awards for the exception under Section 162(m) of the Code for qualified performance-based compensation. Qualified performance-based compensation is not subject to the Section 162(m) limit on deductibility of compensation and allows the Company to fully deduct qualified performance-based compensation. While the 2013 Plan is designed to grant awards that meet the exception under Section 162(m) of the Code for qualified performance-based compensation, the Company may elect to provide non-deductible compensation to its executive officers under the 2013 Plan.

Shares Available Under the 2013 Plan

The board of directors has suspended new grants under the 2003 Plan and the 2007 Plan effective with the filing of this proxy statement. As of February 8, 2013, a total of approximately 1.6 million shares were available under the 2003 Plan and the 2007 Plan for new awards. The 2013 Plan authorizes the issuance of a total of 4 million shares of Umpqua common stock, which includes the shares that remain available for issuance pursuant to the 2003 Plan and the 2007 Plan and 2.4 million additional shares

In setting the number of shares subject to the 2013 Plan, the Compensation Committee and the board considered the following:

•

the average equity expenditures over a seven year period and a five year period compared to shares and awards available for grant (commonly referred to as the “burn rate”). The five-year analysis is deemed more relevant because, in recent years, more restricted stock awards (“RSAs”) have been granted than stock option awards and under the 2013 plan, each RSA award reduces by two shares the number of shares available for issuance and stock option awards reduce the number of shares available by one share;

•	Based on an average annual burn rate of 852,330 shares from 2008 through 2012 the 4 million proposed shares would provide an approximate 4.5 year supply of available shares;

•	total shares with respect to awards outstanding under existing grants (commonly referred to as the “overhang”) and how the value of those shares compares to the market value of the Company;

•	The value of the overhang and the new shares, compared to total market value of the Company’s shares (the “shareholder value transfer” or “SVT”); and

•	The potential dilutive effect of new shares plus the overhang compared to the total common shares outstanding (“voting power dilution” or “VPD”).

The following table shows the shareholder value transfer, or SVT, assuming a 200 day average stock price/average award value of $12.67 and a market value of $1,417,662,556 as of December 1, 2012.

	Share Allocation	Average Award Value	SVT ($)	SVT as % of Market Value
New Shares	4,000,000	$12.67	50,680,000	3.57
Overhang	3,006,298	$6.22	18,697.089	1.31

Total Shares	7,006,298		69,377,089	4.88

The following table shows the potential dilution resulting from issuance of all of new shares and all overhang shares as compared with total common shares outstanding of 111,891,283 as of December 1, 2012.

	Share Allocation	Voting Power Dilution (VPD)
New Shares	4,000,000	3.36
Available Shares	0	0.00
Overhang	3,006,298	2.53

Total Shares	7,006,298	5.89

Summary of the 2013 Plan

Administration

The selection of participants in the 2013 Plan, the level of participation of each participant and the terms and conditions of all awards are determined by the Compensation Committee. It is intended that each member of the Compensation Committee will be an “independent director” for purposes of the Company’s Corporate Governance Guidelines, the Compensation Committee Charter and NASDAQ listing requirements; a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently, the Compensation

Committee is comprised of six members, each of whom meets these independence criteria. The Compensation Committee has the discretionary authority to interpret the 2013 Plan, to prescribe, amend and rescind rules and regulations relating to the 2013 Plan, and to make all other determinations necessary or advisable for the administration of the 2013 Plan. The Committee may delegate authority to administer the 2013 Plan as it deems appropriate, subject to the express limitations set forth in the 2013 Plan.

Eligibility and Participation

All of the Company’s employees and non-employee directors are eligible to participate in the 2013 Plan. From time to time, the Compensation Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards. In addition, the Compensation Committee may grant awards to consultants engaged to provide bona fide consultant or advisory services other than as an employee or director. The Compensation Committee has not previously granted awards to consultants or directors, but had the ability to do so under the 2003 Plan.

Limits on Awards

The board of directors has reserved a maximum of 2.4 million new shares, plus 1.6 million shares remaining available for issuance under the 2003 and 2007 Plans as of the Record Date, for issuance pursuant to awards under the 2013 Plan. Each share subject to a stock option or stock appreciation award reduces the number of shares available for issuance under the 2013 Plan by one share, and each share subject to any other award reduces the number of shares available for issuance by two shares.

A maximum of 400,000 shares may be granted under the 2013 Plan to an individual pursuant to stock options and stock appreciation rights awarded during any one-year period. For any other award, a maximum of 200,000 shares may be granted under the 2013 Plan to an individual during any one-year period.

Shares delivered under the 2013 Plan will be authorized but unissued shares of Umpqua common stock or shares purchased in the open market or otherwise. To the extent that any award payable in shares granted under the 2013 Plan is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares will be available for new awards under the 2013 Plan, and will return at the same ratio as the ratio at which they were granted under the terms of the 2013 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2013 Plan.

Types of Awards

The Company’s current equity compensation awards to employees are generally comprised of stock options, restricted stock awards and restricted stock units, including awards with performance based vesting conditions. The 2013 Plan makes available a variety of other equity awards, such as stock appreciation rights and performance share awards, to provide a modern, competitive array of award alternatives. The types of awards that may be issued under the 2013 Plan are described below.

Stock Options.  Stock options granted under the 2013 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The price of any stock option granted may not be less than the fair market value of Umpqua common stock on the date the stock option is granted. The option price is payable in cash, shares of Umpqua common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. Fair market value is defined as the value of a share of Umpqua’s common stock determined by the NASDAQ closing price as of the grant date or, in the absence of an established trading market by the Compensation Committee in good faith.

The Compensation Committee determines the terms of each stock option grant at the time of the grant. The exercise term is up to ten years. The Compensation Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, a stock option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business or stock price performance goals established by the Compensation Committee or both. The board of directors may accelerate the vesting of stock options at any time and, may provide for accelerated vesting in the award agreement.

In general, except for termination for cause as described in the 2013 Plan, a stock option expires on the earlier of the scheduled expiration date and 12 months after termination of service, if service ceases due to disability or if the participant died while employed by the Company or any of its affiliates, or three months after termination of service, if service ceases under any other circumstances.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Umpqua common stock on the date of settlement over the base price of the SAR, multiplied by the applicable number of shares of Umpqua common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Umpqua common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Compensation Committee or both. The Compensation Committee may accelerate the vesting of SARs at any time. Generally, any SAR, if granted, would terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in shares of Umpqua common stock or in a combination of both as determined by the Committee.

Restricted Stock.  A restricted stock award represents shares of Umpqua common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Compensation Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one of Umpqua’s shareholders, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant.

Restricted Stock Units.  An award of restricted stock units provides the participant the right to receive a share of Umpqua common stock for each unit. Restricted stock units may be subject to such vesting requirements as the Compensation Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee or both. No shares of Umpqua common stock are issued at the time a Restricted Stock Unit is granted, and the Company is not required to set aside a fund for the payment of any such award. A Participant has no voting rights with respect to the shares represented by Restricted Stock Units granted under the 2013 Plan. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Umpqua common stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock.

Performance Share Awards and Performance Compensation Awards.  These awards are similar to restricted stock or restricted stock units, but are subject to one of the performance-based vesting criteria described below and are designed to comply with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Vesting requirements are based on specified business performance goals established by the Compensation Committee pursuant to the terms of the 2013 Plan. The terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and preclude discretion to increase the amount of compensation payable under the terms of the award (but give the Compensation Committee discretion to decrease the amount of compensation payable).

The criteria that the Compensation Committee may select for purposes of establishing performance goals for a performance period based on the attainment of specific levels of performance of the Company (or an affiliate, division, business unit or operational unit of the Company) and are: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net operating earnings; (d) return on assets, average assets, equity or average equity; (e) share price (including, but not limited to, growth measures and total shareholder return); (f) efficiency ratio; (g) regulatory capital ratios; (h) CAMELS or other regulatory ratings; (i) completion of acquisitions, dispositions or business expansion; (j) credit quality, non-performing asset or non-performing loan levels or ratios or loan delinquency levels; (k) provision for loan losses or net charge-offs; (l) deposits; (m) market share; (n) loans; (o) net interest margin; (p) interest income; (q) non-interest income; (r) interest expense; or (s) non-interest expense. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company or an affiliate as a whole or any division, business unit or operational unit of the Company or an affiliate, or as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Committee may select performance criterion (e) above as compared to various stock market indices. To the extent required under Section 162(m) of the Code, the Compensation Committee must, within the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects. A performance goal may be expressed in percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to a designated group of peers, a designated absolute amount or per share of Umpqua common stock outstanding.

The Compensation Committee anticipates that, in the near term, it will continue to use operating earnings per share as the financial performance goal for annual incentive plans and use total shareholder return compared to an index or peer group as the primary performance goal for long term equity grants.

The Compensation Committee is authorized, but only to the extent the exercise of such authority would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, to adjust or modify the calculation of a performance goal to prevent the dilution or enlargement of the rights of participants based on the following events: (a) discontinued operations; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) merger or acquisition related expenses; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; or (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

Effect of Change in Control

Awards under the 2013 Plan are generally subject to special provisions upon the occurrence of a “change in control” (as defined in the 2013 Plan) transaction with respect to the Company. Under the 2013 Plan, in the event of a change in control, all stock options and SARs shall either be (i) assumed or an equivalent option or right shall be substituted by such successor corporation or other entity or a parent or subsidiary of such successor entity, or (ii) terminated in exchange for a payment of cash, securities or other property equal to the fair market value of the portion of the option that is vested and exercisable immediately prior to consummation of the change in control over the exercise price thereof. Unless otherwise provided in an award agreement or employment agreement, if any outstanding option or SAR is to be terminated (in whole or in part), the vesting and exercisability of each such option or SAR shall become vested and exercisable in full prior to the consummation of the change in control at such time and on such conditions as the Compensation Committee shall determine. Except as set forth in an award agreement or employment agreement, vesting of an award does not automatically accelerate in the event of a change in control. In addition, in the event of a change in control, the Compensation Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event.

Adjustments for Corporate Changes

In the event of stock splits, stock dividends, recapitalizations, reclassifications, mergers, spin-offs or other changes affecting the Company or shares of Umpqua common stock, equitable adjustments shall be made to the number of shares of Umpqua common stock available for grant, as well as to other maximum limitations under the 2013 Plan, and the number and kind of shares of Umpqua common stock or other rights and prices under outstanding awards and other terms of outstanding awards affected by such events.

Forfeiture and Clawback

The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits under an award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants applicable to the participant, a termination for cause, or other conduct by the participant that is detrimental to the business or reputation of the Company or its affiliates.

Any award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any clawback policy adopted by the Company.

Limited Transferability

All awards granted under the 2013 Plan are non-transferable except as provided in an award agreement. Stock options are transferable upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, or in the case of nonqualified options, during the participant’s lifetime to immediate family members of the participant or other permitted transferees as may be approved by the Compensation Committee.

Withholding of Taxes

The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

U.S. Tax Treatment of Awards

Incentive Stock Options.  An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options.  A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in an amount equal to the difference between the option price and the then market value of the shares. A deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee. The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange, and the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such excess shares will begin on the date of exercise.

Stock Appreciation Rights.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current fair market value of the stock and the base price will be taxed as ordinary income to the employee at the time the stock is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock.  A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that that the stock subject to the award is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of the Umpqua common stock and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the Company will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Code will include the full fair market value of the restricted stock award in taxable income in the year of grant at the grant date fair market value.

Restricted Stock Unit.  A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant, but will recognize taxable income once the restricted stock unit is settled in shares of Umpqua common stock, typically when the restricted stock unit vests upon satisfaction of the vesting conditions. At the time that the restricted stock unit is settled for shares of Umpqua common stock, the recipient will recognize ordinary income in an amount equal to the then fair market value of the Umpqua common stock received and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by a participant upon disposition of Umpqua common stock received in settlement of a restricted stock unit will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the Umpqua common stock at the time received.

Section 162(m).  Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. While the 2013 Plan enables the Compensation Committee to grant awards that will be exempt from the deduction limits of Section 162(m) of the Code, the Company may elect to provide non-deductible compensation to its executive officers under the 2013 Plan.

Section 409A.  Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2013 Plan are intended to provide that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Tax Advice.  The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2013 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2013 Plan.

New Plan Benefits

Future benefits under the 2013 Plan are not currently determinable. With respect to fiscal year 2012, restricted stock awards and restricted stock units were granted under the 2003 Plan and the 2007 Plan to the Company’s named executive officers as set forth in the table captioned Grants of Plan Based Awards, and a total of 145,000 restricted stock awards having an aggregate grant date fair value of $1.7 million and a total of 20,000 restricted stock units, having an aggregate grant date fair value of $0.2 million were awarded to the named executive officers as a group. With respect to fiscal year 2012 no equity grants were issued to non-employee directors. Options for a total of 20,000 shares and a total of 244,200 restricted stock awards, having an aggregate grant date fair value of $2.9 million, were awarded to employees other than the named executive officers with respect to fiscal year 2012.

Amendment and Termination

The board of directors may amend the 2013 Plan. However, subject to the exceptions listed below, no amendment is effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws or to the extent such amendment would:

•	increase the number of shares of Umpqua common stock issuable pursuant to the 2013 Plan;

•	expand the group of persons eligible to receive awards;

•	authorize the amendment of any stock option to reduce its exercise price; or

•	permit the cancellation and replacement of any stock option with the grant of an award having a lesser per share exercise price.

Exceptions to the shareholder approval requirements include amendments related to:

•	equitable adjustments upon changes in Umpqua common stock; and

•

amendments to provide participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options or to the nonqualified deferred compensation provisions of Section 409A of the Code or to bring the 2013 Plan or awards granted under it into compliance therewith.

Rights under any award granted before amendment of the 2013 Plan shall not be impaired unless the Company requests the consent of the participant and the participant consents in writing.

Duration of Plan

The 2013 Plan shall become effective as of December 14, 2012 (subject to shareholder approval) and it shall terminate automatically on April 15, 2023. No award may be granted pursuant to the 2013 Plan after such date, but awards granted prior to the termination of the 2013 Plan may extend beyond that date. The board of directors may suspend or terminate the 2013 Plan at any earlier date, and no awards may be granted under the 2013 Plan while the plan is suspended. Unless the Company determines to submit the performance award provisions of the 2013 Plan and related defined terms to the Company’s shareholders at the first shareholder meeting that occurs in the fifth year following the year in which the 2013 Plan was last approved by shareholders (or any earlier meeting designated by the board of directors), in accordance with the requirements of Section 162(m) of the Code, and such shareholder approval is obtained, then no further performance compensation awards will be made to specified employees under Section 10 of the 2013 Plan after the date of such annual meeting, but the 2013 Plan may continue in effect for awards to participants that will be deductible regardless of whether Section 162(m) shareholder approval requirements are met.

Vote Required for Approval of the 2013 Plan

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the 2013 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes will not be considered entitled to vote on this item and therefore will not be counted in determining the number of shares necessary for approval.

A copy of the 2013 Plan is included in this proxy statement as Appendix A.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the Umpqua Holdings Corporation 2013 Incentive Plan.

Item 5.	Other Business

The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	Competitive market pricing factors for compensation and benefits;

•	Changes in legal or regulatory requirements; and

•	The ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section entitled

Risk Factors in Umpqua’s 10-K and other filings with the SEC. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age (as of March 1, 2013), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Barbara J. Baker, age 63, serves as Executive Vice President/Cultural Enhancement of Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).

Ulderico (Rick) Calero, Jr., age 47, serves as Executive Vice President/Community Banking of Umpqua and Umpqua Bank, a position he has held since November, 2010. From November 2009 to October 2010, Mr. Calero was a Sales and Marketing Director for Citibank. From December 2008 to November 2009 he was a consumer banking executive at Regions Financial Corporation. Beginning October 1999 and continuing through December 2008, Mr. Calero held various senior management positions with Citibank, NA and its affiliates. He has a B.A. from Fordham University and an M.B.A. from the Cox School of Business at Southern Methodist University.

Brad F. Copeland, age 64, serves as Senior Executive Vice President/Chief Operating Officer of Umpqua and Umpqua Bank. He was appointed Chief Operating Officer in March 2010 and previously served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1996 until their merger with Umpqua in December 2000.

Ronald L. Farnsworth, age 42, serves as Executive Vice President/Chief Financial Officer of Umpqua and Umpqua Bank, a position he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President – Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

Kelly J. Johnson, age 51, serves as Executive Vice President/Wealth Management of Umpqua and Umpqua Bank, a position he has held since January 2009. From February 1994 until he joined Umpqua, Mr. Johnson was employed by RBC Wealth Management, a full service investment and financial services firm. Most recently, he was responsible for their Oregon, Central Washington, and Reno, Nevada operations. Mr. Johnson has served in numerous management capacities related to the investment and securities industry since 1986. He has a B.S. and an M.B.A. from the Carlson School of Management at the University of Minnesota.

Neal T. McLaughlin, age 44, serves as Executive Vice President/Treasurer of Umpqua and Umpqua Bank, a position he has held since February 2005 and Principal Accounting Officer, a position he has held since May 2007. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that he was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Cort L. O’Haver, age 50, serves as Executive Vice President/Commerical Banking of Umpqua and Umpqua Bank, positions he has held since March 2010. From October 2006 until he joined Umpqua, Mr. O’Haver was employed by Mechanics Bank as Executive Vice President and Director of Coporate Banking. Prior to that time, he was a Senior Vice President in charge of the Real Estate Lending Division at U.S. Bank, with responsibility for California, Oregon and Washington.

Steven L. Philpott, age 61, serves as Executive Vice President/General Counsel of Umpqua and Umpqua Bank, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since 2004. Mr. Philpott served as General Counsel for Centennial Bancorp from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.

Mark P. Wardlow, age 56, serves as Executive Vice President/Chief Credit Officer of Umpqua and Umpqua Bank, a position he has held since February 2010. Mr. Wardlow served as Executive Vice President/Senior Credit Officer of Umpqua from 2007 to 2010. Prior to that time, he served as Executive Vice President/Chief Lending Officer for Umpqua’s California region from 2004 to 2007. Since 2006, Mr. Wardlow has served on the board of the California Bankers Association. He has also served on the board of the Pacific Coast Banking School since 2010.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 8, 2013, the record date, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
*	Raymond P. Davis	918,188	(2,3)	**
*	Brad F. Copeland	261,711	(2,4)	**
*	Ronald L. Farnsworth	175,545	(2,5)	**
*	Mark P. Wardlow	128,068	(6)	**
*	Cort L. O’Haver	88,258	(7)	**
*	William A. Lansing	81,360	(2)	**
*	Stephen M. Gambee	51,746		**
*	Bryan L. Timm	39,950		**
*	Diane D. Miller	32,953	(2)	**
*	Peggy Y. Fowler	25,872		**
*	Frank R. J. Whittaker	16,311		**
*	Luis F. Machuca	13,938		**
*	Hilliard C. Terry III	9,585		**
*	Dudley R. Slater	6,319		**
*	Laureen E. Seeger	2,489		**
*	Susan F. Stevens	1,185		**
*	James S. Greene	708		**
*	All directors and executive officers as a group (22 persons)	2,341,152	(2-8)	2.09%
	Name and Address of Beneficial Owner
*	Eaton Vance Management 2 International Place, Boston, MA 02110	8,320,013	(9)	7.43%
*	BlackRock, Inc., 40 East 52nd St., New York, NY 10022	8,713,347	(10)	7.79%
*	Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	8,457,125	(11)	7.56%
*	The Vanguard Group-23-1945930 100 Vanguard Blvd., Malvern, PA 19355	6,925,956	(12)	6.18%

Notes:*	No par value common stock.
**	Less than 1.0%.
(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans, Supplemental Retirement Plans, Deferred Compensation Plans and IRAs.

(2)    Includes shares held with or by his/her spouse.

(3)    Includes 545,000 shares covered by options exercisable within 60 days.

(4)    Includes 146,000 shares covered by options exercisable within 60 days.

(5)    Includes 76,500 shares covered by options exercisable within 60 days.

(6)    Includes 41,000 shares covered by options exercisable within 60 days.

(7)    Includes 15,000 shares covered by options exercisable within 60 days.

(8)    Includes 1,032,600 shares covered by options exercisable within 60 days.

(9)    This information is taken from a Schedule 13G/A filed January 29, 2013 with respect to holdings as of December 31, 2012.

(10)  This information is taken from a Schedule 13G/A filed February 8, 2013 with respect to holdings as of December 31, 2012.

(11)  This information is taken from a Schedule 13G/A filed February 11, 2013 with respect to holdings as of December 31, 2012. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

(12)  This information is taken from a Schedule 13G filed February 11, 2013 with respect to holdings as of December 31, 2012.

CORPORATE GOVERNANCE OVERVIEW

Our board of directors believes that its primary role as stewards of the Company is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe represent sound governance practices and provide a framework to sustain our success and build long term value for our shareholders and stakeholders. We regularly review these governance principles and practices in light of Oregon law and applicable federal law, SEC and banking agency regulations, NASDAQ listing standards and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters

Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a board approved written charter.

Employee Code of Conduct/Code of Ethics for Financial Officers

The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this Code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow this code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Compliance and Ethics – Reporting and Training

Our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor, who reports those complaints, if any, directly to the chair of our Audit and Compliance Committee of the board. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of law or a violation of our Business Ethics and Conflict of Interest Code. The chair of our Audit and Compliance Committee provides an annual report to the committee on the complaints received via the hotline.

Our compliance program is an integral part of our operations and includes the following features:

•

Our Chief Compliance Officer oversees compliance with all customer-facing regulations at Umpqua Bank and Umpqua Investments, Inc. and reports to the Audit and Compliance Committee at each regular meeting.

•	All of our associates complete annual required training on ethics and the regulations that apply to their jobs.

•	Our Bank Secrecy Act Officer oversees our compliance with anti-money laundering and anti-terrorist financing regulations.

Director Criteria and Nomination Procedures

Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Most importantly, the board’s Risk and Governance Committee is looking for candidates who have a deep, genuine interest in Umpqua and its culture.

In 2012, three directors were appointed to the board. The Risk and Governance Committee engaged an executive recruiter to help identify and evaluate potential board candidates. At inception of the recruitment process, the Committee identifies the experience and qualifications that it deems most important and communicates those factors to the recruiting firm. Members of the Risk and Governance Committee and the CEO interviewed several candidates. Individuals selected as finalists were interviewed by the entire Committee, which considers diversity by race, gender and culture when reviewing board candidates. The Risk and Governance Committee considers skill sets that will add value to the current board and those that will be lost upon the departure of a director.

Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

Shareholder Recommendations

A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by the Risk and Governance Committee of our board. The Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees recommended by the Committee. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Steven L. Philpott, P.O. Box 1560, Eugene, OR 97440. Shareholders may nominate board candidates only by following the procedures set forth in our bylaws.

In 2012, we received no recommendations of potential nominees or nominations of board candidates from our shareholders.

Changes in Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2012 annual meeting.

Shareholder Communications

Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO.

Communicating with Directors

Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Steven L. Philpott, P.O. Box 1560, Eugene, OR 97440. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2012.

•	Shareholders may also request information or submit questions and comments via our website at www.umpquaholdingscorp.com.

•	Governance documents, including our Statement of Governance Principles and Committee Charters are also available to shareholders on our website.

•	In addition, shareholders may request email notification of corporate events, the Company’s SEC filings and press releases.

Director Attendance at Annual Meetings

The Company conducts the annual meeting in Portland, Oregon on the day before a scheduled regular meeting of the board. The board expects all nominated directors to attend the annual meeting. All of the directors nominated for election at the 2013 meeting, who were then serving on the board, attended the 2012 meeting.

Annual Board Evaluations

Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the respective committee, as a whole, and reported to the full board. The Risk and Governance Committee then reviews those results and recommends changes in committee structure, membership and function to the full board. The Risk and Governance Committee’s practice is to rotate directors through the various board committees to broaden their exposure to the Company’s operations and to take advantage of each director’s skill set.

In addition, each board member fills out a confidential self evaluation of his or her own performance, which is delivered to the board chair. The board chair then solicits input from the Risk and Governance Committee (which is comprised of the committee chairs) with respect to the board member’s performance and reviews that information with the board member. The Risk and Governance Committee considers this information when recommending a slate of candidates to be nominated by the full board and in making committee membership decisions.

Succession Planning

Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his written succession plan to the full board. This plan describes the process by which the executive management of the Company will continue if and when the current CEO is unable to serve, the process for selecting the CEO’s successor, if necessary, and the process for selecting and naming a successor during the period leading up to the announcement of the CEO’s retirement. At least annually, the CEO reviews with the Risk and Governance Committee up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors

The board of directors met nine times during 2012, including a three-day strategic planning retreat and four special meetings. At the retreat, the board and executive management focused on how to best sustain and enhance shareholder value, the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings and they meet at least quarterly. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2012, each director except Mr. Lansing attended at least 75% of the meetings of the board and the committees on which the director served. Mr. Lansing attended 22 of 33 meetings. Of the 11 meetings Mr. Lansing missed, two were missed due to a family emergency.

The board and each of our board committees regularly meet in executive session in which only independent directors are present. Our CEO, who sits on the board and on four board committees, attends some executive sessions in which only he and independent directors are present.

The board of directors has seven active board committees: the Audit and Compliance Committee, the Budget Committee, the Compensation Committee, the Executive Committee, the Financial Services Committee, the Loan and Investment Committee, and the Risk and Governance Committee. Peggy Fowler serves as Chair of the boards of Umpqua and Umpqua Bank, positions she has held since April 2012. Our governance policy provides that the board Chair will be someone who is not a current employee of the Company or any of its subsidiaries. We have maintained that separation of function because it promotes a degree of board independence and has worked well for us over a long period.

The table below shows membership information for each board committee as of December 31, 2012:

C - Chair V - Vice Chair • - Member
	Audit and Compliance	Budget	Compensation	Financial Services	Loan and Investment	Executive	Risk and Governance
Ray Davis		•		•	•	•
Peggy Fowler						C	C
Stephen Gambee	•				C	•	•
Jim Greene		•	•	•
Bill Lansing		•	•	C		•	•
Luis Machuca		C	C	V		•	•
Diane Miller	•				•
Laureen Seeger	•				•
Dudley Slater		•	V	•
Susan Stevens	•				•
Hilliard Terry		•	•		V
Bryan Timm	C	V	•			V	V
Frank Whittaker	V			•

Audit and Compliance Committee

The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. Each member of the Committee is independent, as independence is defined under NASDAQ Rule 5605(a)(2).

The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our website in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Audit and Compliance Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that the Committee Chair, Bryan L. Timm, meets the SEC criteria for an “audit committee financial expert.”

The board of directors believes that each of the current members of the Audit and Compliance Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2012, the Audit and Compliance Committee met seven times. In addition to these full meetings, the Committee reviews and approves for issuance or filing the Company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.

Budget Committee

The Budget Committee reviews and oversees our budgeting process, including the annual operating and capital expenditure budgets. It also oversees dividend planning and our stock repurchase programs. The Committee meets at least quarterly. In 2012, the Budget Committee met five times.

Compensation Committee

See Roles and Responsibilities of the Compensation Committee in Section 3 of the Compensation Discussion and Analysis.

Executive Committee

The Executive Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board is not in session. The Committee is responsible for the review and oversight of the Company’s strategic planning process and consideration of the Company’s merger and acquisition opportunities. The Committee is comprised of the chairman of the board, the chair of each board committee and Umpqua’s CEO. The Committee meets at least quarterly. In 2012, the Executive Committee met four times.

Financial Services Committee

The Financial Services Committee reviews and oversees the operations of Umpqua Investments, Inc. and Umpqua Bank’s Wealth Management Division. The Committee serves as Umpqua Investments’ board of directors. The Committee must meet at least quarterly and in 2012 the Committee met four times.

Loan and Investment Committee

The Loan and Investment Committee approves certain loans, approves charge-offs to the loan loss reserve, sets loan, investment and liquidity policies and monitors compliance with those policies and oversees Umpqua’s loan and investment portfolios. The Loan and Investment Committee meets at least quarterly and in 2012 it met six times. In addition to these full meetings, the Committee from time to time reviews and approves extensions of credit to large relationships and it usually meets by telephone conference to discuss those matters.

Risk and Governance Committee

The Risk and Governance Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee also oversees the Company’s corporate governance processes and board structure and our enterprise risk management program. The Committee is comprised of the independent chair of the board and the chair of each board committee. All of the directors serving on the Risk and Governance Committee are independent, as defined in the NASDAQ listing standards. The Risk and Governance Committee meets at least quarterly and in 2012 the Committee met four times.

The Board’s Role in Enterprise Risk Oversight

The board of directors has delegated responsibility for overseeing risk management for the Company to the Risk and Governance Committee. On a quarterly basis, the Company’s Chief Auditor/Risk Manager provides a comprehensive risk report to the members of the Committee. While the Risk and Governance Committee has primary responsibility for overseeing risk management, our other board committees and the entire board of directors are actively involved in overseeing risk management for the Company. Additionally, at least four times per year, the full board receives a report from the Chief Auditor/Risk Manager covering the most significant issues the Company is facing.

The board also engages in regular discussions with the Chief Auditor/Risk Manager, CEO, CFO, Chief Credit Officer, General Counsel, Chief Compliance Officer and other Company officers as the board may deem appropriate related to risk management. In addition, each board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility, for example the Compensation Committee considers risks that may result from changes in compensation programs, and the Loan and Investment Committee focuses on risk related to credit and interest rates, among others. The Chief Auditor/Risk Manager reports directly to the Audit and Compliance Committee and indirectly reports to the CEO for administrative purposes.

Corporate Responsibility

Umpqua’s commitment to corporate responsibility is a central part of our operating philosophy and our culture. We believe we have an obligation to support the communities we serve by balancing the needs of our shareholders, associates, customers and communities – and this informs all aspects of our Company. These values are demonstrated daily at all levels in our business practices as well as through active community outreach and engagement. Community initiatives include associate engagement, meaningful philanthropy, access to leadership, socially-responsible marketing and sustainable business practices.

Associate engagement

•

Umpqua Bank’s Connect Volunteer Network™ has become one of the nation’s leading volunteer programs, providing associates with paid time-off each year to serve at youth-focused organizations, schools and community development programs. In 2012 we set a new standard with more than 93 percent participation by 2,175 associates volunteering 46,730 hours to more than 1,757 community organizations and schools across the Company’s four-state footprint.

Meaningful philanthropy

•

Our associate-driven decision-making process for charitable giving ensures community need is assessed locally and met with the most appropriate solutions. We invest in the areas of youth development and education, community development and the arts.

•

In 2012 we expanded our Learn to Earn program to create an integrated approach able to provide an array of financial literacy resources in all markets for parents, teachers, and children online, in store, and in the classroom.

Access

•

The Company’s leadership team is accessible to all associates, customers and the public. Annual town halls are held every year in each market, as well as public forums to create opportunities for open dialogue.

Socially-responsible marketing

•

The needs of our customers and communities are integrated into our business and marketing practices. For example, our new product suite was carefully designed to balance the needs of the Company while doing what’s right for the customer, including low-income and senior populations.

•

Marketing efforts are also designed to engage community around neighborhood improvement. For example, our Build Your Block Challenge program forges important relationships in neighborhoods by giving voice to residents’ ideas for neighborhood improvement through $10,000 grants to fund specific projects.

Sustainable business practices

•

We’ve made sustainability a focus of our daily operations. Our Umpqua sustainability team educates our associates and comes up with ideas that affect the entire Company. We know sustainability is a constant work in progress and we’re proud to be on that journey.

•

Examples include: a drive to reduce our paper consumption by 30% by 2014, 100% mass transit reimbursement for associates and fleet car purchasing standards that have resulted in significant transition to hybrid models.

•	Our retail bank store model includes smaller square footage, digital technology that shares product information electronically, and serves 100% organic fair-trade coffee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2012, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2012 fiscal year on a timely basis, except for a late filed report of Mr. O’Haver’s tender of 354 shares back to the Company to pay taxes in connection with a restricted stock vesting, due to an administrative error by the Company.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2014 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 9, 2013. Shareholder proposals to be presented at the 2014 annual meeting of shareholders, which are not to be included in the Company’s proxy materials must be received by the Company no later than December 9, 2013, in accordance with the Company’s Bylaws.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons/Approval Process. We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In accordance with our written procedures for the review of transactions with related persons and NASDAQ Rule 5605, all other transactions with related persons must be approved by disinterested members of the board’s Audit and Compliance Committee after a review of (i) the related person’s relationship to the Company; (ii) the proposed aggregate value of such transaction; (iii) the approximate dollar value of the transaction to the related person, (iv) the benefits to the Company of the proposed transaction and the availability and price of comparable products or services; (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and (vi) management’s recommendation.

Loans to Directors and Officers

Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $100,000 and report those loans to the Loan and Investment Committee. All Regulation O credits with a total credit exposure in excess of $100,000 must be approved by the Committee. Regulation O limits loans to executive officers to $100,000 unless the loan is secured by a first lien on the officer’s primary or secondary residence or unless the loan is made to finance the education of the officer’s children. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O.

As of December 31, 2012, the sum of committed but undisbursed funds plus the outstanding balances of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $15,168,696, which represented approximately 0.88% of our consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews its director compensation policy and in January 2013, the Committee affirmed the following statement of philosophy with regard to director compensation:

Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives – Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:

•	Attract and retain highly qualified people that portray our Company culture and values.

•	Link the interests of our directors to the values derived by our shareholders.

•	Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, and sound governance practice.

•

Periodic Evaluation – On a regular basis the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board approval. Currently, it is the Company’s policy for director compensation to be paid in Company stock, which may be taken as deferred compensation; provided, however, that a director may elect to receive up to 30% of his or her compensation in cash.

•

Director Training – We are committed to the continuing education of our directors. Umpqua provides an annual allowance for our directors to obtain director-specific education. Directors receiving such education shall provide an educational synopsis to the board or appropriate board committee.

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

At least 70% of director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased periodically on the open market by a brokerage firm for the account of each director, with funds provided by the Company. The shares are purchased under a trading plan that complies with Rule 10b5-1(c)(2) of the Securities Exchange Act of 1934. Directors may choose to receive compensation on a deferred basis.

Under the plan, director fees are paid monthly, in arrears, after review of attendance records. In 2012, directors could attend committee meetings by teleconference, but they are allowed to attend only one regular board meeting per year by teleconference and they must be personally present at all other regular board meetings. The plan also reiterates the directors’ obligations under applicable securities laws and Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firm commitment for an underwritten public offering of our securities.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation in shares of its common stock and the shares are held by a trustee. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation is paid by the Company with respect to the deferred account.

The Compensation Committee’s practice is to engage an outside consultant at least once every three years to review director compensation paid by a peer group of companies to ensure that the compensation we pay to our directors is competitive given Company performance, board performance and our community bank philosophy. In 2012, the Committee completed such a review and made recommendations to the board, which adopted changes to the director fee schedule effective January 1, 2013. The changes are designed to bring board compensation close to the median for the peer group. The peer group selected for director compensation is the same as the peer group reviewed for executive compensation benchmarking. See sections titled Role of the Compensation Consultant/Evaluation of Independence and 2012 Base Salary and Annual Incentive Targets for Named Executive Officers.

Except for fee modifications that go into effect January 2013, there have been only minor adjustments to the fees paid to directors since 2010. The schedule of fees that was in effect for all of 2012 is set forth in the following table:

Schedule of Directors’ Fees

	Quarterly Retainer (1)	Board Meeting Participation (2)	Committee Meeting Participation (3)(4)
Board Chair	$8,750	$4,000	$1,000
Audit and Compliance Chair	$8,000	$4,000	$1,000
Other Committee Chairs	$7,500	$4,000	$1,000
Participating Director	$5,000	$4,000	$1,000

(1)	Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one quarterly retainer.
(2)	Each director receives one participation fee for board or committee meetings actually attended (if both Umpqua Holdings Corporation and Umpqua Bank board or committee meetings are scheduled to be held on the same day, either jointly or one following another, one participation fee is paid).
(3)	A $250 committee participation fee is paid for conference calls of the Audit and Compliance Committee at which a quorum is present to review earnings releases or periodic reports filed with the SEC.
(4)	A $250 committee participation fee is paid for conference calls of the Loan and Investment Committee at which a quorum is present to review credits or charge-offs.

Director Compensation

The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2012. Although each director ultimately receives at least 70% of his or her fees in Umpqua stock, this table shows the cash paid directly to the director or contributed by the Company to the Director Compensation Plan to purchase that stock on the open market.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a) (1)	(b) (2)	(c)	(d)	(e)	(f)	(g)	(h)
Allyn Ford (3)	$21,650	—	—	—	—	—	$21,650
Peggy Fowler	$66,750	—	—	—	—	—	$66,750
Stephen Gambee	$75,000	—	—	—	—	—	$75,000
James Greene (4)	$12,250	—	—	—	—	—	$12,250
Jose Hermocillo (3)	$22,250	—	—	—	—	—	$22,250
William Lansing	$52,000	—	—	—	—	—	$52,000
Luis Machuca	$66,750	—	—	—	—	—	$66,750
Diane Miller	$68,000	—	—	—	—	—	$68,000
Laureen Seeger (4)	$30,500	—	—	—	—	—	$30,500
Dudley Slater	$58,000	—	—	—	—	—	$58,000
Susan Stevens (4)	$14,250	—	—	—	—	—	$14,250
Hilliard Terry III	$65,000	—	—	—	—	—	$65,000
Bryan Timm	$78,000	—	—	—	—	—	$78,000
Frank Whittaker	$63,000	—	—	—	—	—	$63,000

(1)	Director Davis is omitted from this table because he is a named executive officer, he receives no separate compensation for service as a director and his compensation is fully reflected in the Summary Compensation Table.
(2)	Amounts in column (b) are earned in cash and paid in Umpqua stock except that in 2012, Directors Fowler, Greene, Terry and Whittaker elected to receive 30% of their compensation in cash and the remaining 70% in Umpqua stock.
(3)	Directors Ford and Hermocillo retired from the board of directors when their terms expired at the 2012 annual meeting.
(4)	Directors Greene and Seeger were appointed to the board in July 2012. Director Stevens was appointed to the board in September, 2012.

The following table shows what each director earned for each component of director compensation:

Name	Retainer	Board Participation	Committee Participation	Total
Ford	$11,650	$9,000	$1,000	$21,650
Fowler	$33,750	$22,000	$11,000	$66,750
Gambee	$30,000	$22,000	$23,000	$75,000
Greene	$6,250	$4,000	$2,000	$12,250
Hermocillo	$6,250	$12,000	$4,000	$22,250
Lansing	$30,000	$12,000	$10,000	$52,000
Machuca	$28,750	$22,000	$16,000	$66,750
Miller	$25,000	$22,000	$21,000	$68,000
Seeger	$12,500	$8,000	$10,000	$30,500
Slater	$25,000	$22,000	$11,000	$58,000
Stevens	$6,250	$4,000	$4,000	$14,250
Terry	$25,000	$22,000	$18,000	$65,000
Timm	$32,000	$22,000	$24,000	$78,000
Whittaker	$25,000	$22,000	$16,000	$63,000

We invite the spouses of our directors and executive officers to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. The participation of spouses in the meals and social functions at the planning session is a positive contributor to the process. The Company pays the spouses’ travel expenses, meals and activities that may be considered to provide a personal benefit in connection with this event. In 2012, these payments did not exceed $12,100 in the aggregate and are not separately disclosed.

Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, they are not considered to be personal benefits or perquisites and are not separately disclosed.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is designed to support Umpqua’s vision and mission to:

•	Create a unique and memorable banking environment in which our customers perceive the Company as an indispensable partner in achieving their financial goals;

•	Enable our shareholders to achieve the exceptional rewards of ownership;

•	Provide opportunities for our people to achieve unparalleled personal and professional success;

•	Assure that our communities benefit from our involvement and investment in their future.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see Item 3 – Advisory (Non-Binding) Resolution to Approve Executive Compensation). This Compensation Discussion and Analysis (“CD&A”) contains information that is important to your voting decision.

Our CD&A is organized into four sections.

Section 1– Executive Summary

Section 2 – Performance and Pay

Section 3 – Compensation Process and Decisions for 2012

Section 4 – Other Compensation Information

Section 1 – Executive Summary

1.      In 2011, we took a number of actions to further align our executive compensation program with creating long-term value for shareholders. Those steps met with shareholder approval and our say on pay resolution at the 2012 meeting received a favorable vote from more than 95% of the shares present.

2.      We continued to build on that foundation in 2012 by providing that 100% of the annual incentive and 100% of the long term equity award to our CEO and Senior EVP are performance-based.

3.      Our annual incentive plans for all executive officers included a “circuit breaker” such that if OEPS fell below $0.50 per share, no annual incentive would be paid to the named executive officers.

4.      For named executive officers other than the CEO and the Senior Executive Vice President, long term equity incentive awards were allocated 60% to performance vested awards and 40% to time vested awards, to balance performance with retention.

5.      CEO pay continues to be aligned with shareholder return. Despite excellent financial performance in 2012, TSR was down 2.3% from 2011 and total CEO compensation was down 5.5%.

6.      We developed a 2013 Incentive Plan that is submitted to shareholders for approval at this meeting. Among other things, this plan consolidates three existing plans for ease of administration and gives the Compensation Committee the ability to require that dividends on unvested RSAs vest at the same time as the related RSAs, and impose more performance-based conditions on equity awards.

7.      We amended the policy governing use of the Company’s leased aircraft to prohibit purely personal use.

8.      We continue to avoid compensation arrangements that provide for tax gross-ups and we require double-triggers in all change in control benefits.

9.      We continue to avoid incentive plans that promote excessive risk-taking that could harm the Company’s value.

Financial Highlights:

In 2012, the Company accomplished the following:

•

Full year 2012 operating earnings of $0.93 per diluted share, a 41% increase over 2011, more than offsetting a year over year 17 basis point decline in net interest margin attributable to the continuing low interest rate environment;

•

Non-covered loans and leases grew $793 million, or 13%, including the loans acquired in the Circle Bank acquisition. Organic non-covered loan and lease growth was a robust $546 million, or 9%, and total non-covered loan commitments increased $740 million;

•	Provision for non-covered loan losses declined 53% year over year to $21.8 million;

•	Net charge-offs declined 47% year-over-year to $29.4 million;

•	Non-covered non-performing assets declined 30%, to 0.75% of total assets;

•	Record mortgage banking revenue of $84.2 million on closed loan volume of $2.2 billion, up 121% over 2011;

•	Declared dividends per common share increased 42% over 2011;

•	Tangible common equity ratio of 9.35%;

•	Total risk-based capital of 16.52%, and Tier 1 common risk weighted ratio of 12.45%. Our balance sheet continues to be one of the strongest in our region;

•	Acquired $318 million asset Circle Bank with 6 locations in Marin County and the city of San Francisco, California.

Other Highlights:

2012 Umpqua Bank Highlights:

•	Named one of Fortune’s “100 Best Companies to Work For” for the seventh consecutive year.

•	Named most admired financial services company in Oregon by the Portland Business Journal for the eighth consecutive year.

•	Ranked as the best Oregon-based bank and 28th overall on Forbes magazine’s ranking of America’s 100 largest banks.

•	Placed fifth of large companies on the inaugural Oregonian’s Top Workplaces list.

•	Finalist for Best Places to Work in Washington named by the Puget Sound Business Journal.

•	Strategic Expansion:

•	Continued San Francisco Bay area expansion with:

1.	Acquisition of California-based Circle Bank, which added six new locations in the Bay Area.

2.	Announcement of new flagship stores in San Jose and San Francisco scheduled to open in the first half of 2013.

•	Added and expanded key divisions, including:

1.	New Agriculture and Commercial Banking Center in California’s Central Coast.

2.	New Homebuilder Finance Division.

3.	Expanded Commercial Real Estate Division.

4.	Expanded Home Lending division with four new Home Lending centers in Oregon, Washington and California.

•	Community Involvement:

•	Volunteered more than 46,000 hours to 1,757 nonprofit organizations through Umpqua Bank’s Connect Volunteer Network.

•	Leader in associate volunteer participation rates; our 93% participation is in top 3% of corporate volunteer programs nationally.

•	Ranked in top ten on the Sacramento Business Journal’s list of Top 10 in Corporate Giving.

•	Expanded financial literacy program, “Learn to Earn,” to include state approved financial literacy curriculum and enhanced online resources and tools for families in four states.

Summary of Compensation Decisions:

•	Base salaries for Mr. Davis, Mr. Copeland and Mr. O’Haver were unchanged from year-end 2010 levels;

•	Mr. Farnsworth and Mr. Wardlow each received a $10,000 base salary adjustment (3.3%);

•	The Company achieved operating earnings per share of $0.93, which resulted in a 125% payout of the financial component of the 2012 annual incentive plans;

•	Overall, the annual incentive plan payouts to named executive officers ranged from 112% of target for Mr. Copeland to 120% of target for Mr. Davis and Mr. Wardlow.

Compensation Governance Features:

•	An independent Compensation Committee that engages its own advisors and consultants;

•	Annual incentive plans that are tied to meaningful operating earnings per share targets;

•	Grants under performance based equity incentive plans tied to relative total shareholder return;

•	A requirement that at least 50% of equity grants to executives be “performance-based”;

•	A compensation recoupment or clawback policy;

•	Stock ownership policy that requires minimum ownership as a multiple of base salary;

•	75% of net equity awards must be retained by the executive officer until retirement or separation;

•	No re-pricing of stock options without shareholder approval;

•	No income tax gross-ups;

•	No hedging of Company stock or pledging of Company stock for non-recourse loans.

Section 2 – Performance and Pay

We have always maintained a strong pay for performance philosophy that links executive compensation to achievement of the operating and financial goals set by the board. Our annual plan goals differ from our long term incentive goals. Our annual incentive plans are based upon operating earnings per share targets (OEPS) and our long term performance-based equity grants to executives are tied to relative total shareholder return (TSR). Our OEPS targets are set by the Compensation Committee, whose members also sit on the board’s Budget Committee. Our executives play a major role in achieving OEPS performance against those targets, but they have less direct influence over our stock price. We believe that increasing OEPS and deploying excess capital will eventually result in an increase in the Company’s stock price.

Since 2010, the majority of our equity incentive grants to executives are tied to the Company’s TSR compared to the KRX, an index of regional bank stocks. In this way, the equity component of executive compensation is directly linked to the returns realized by our shareholders, ensuring that our awards are not advantaged or penalized by general market conditions. In 2012, 100% of the equity grants to our CEO and 100% of his annual incentive plan were performance-based.

In recent years, our executive team has successfully increased operating earnings per share and increased the geographic scope of our market, in line with the board’s strategic direction. The executive team has, therefore, received payouts on the annual incentive plans. However, our stock price has not correlated with the earnings growth. For example, in 2010 our operating earnings per share were $0.12 and the closing stock price on December 31, 2010 was $12.18 per share. In 2012, our operating earnings per share were $0.93, a 675% increase, our declared dividends increased 39% over 2011, and our closing stock price on December 31, 2012 was $11.79. Over the long term, growth in earnings should translate to growth in the stock price.

Reflecting the connection between long term incentive pay and performance, and given the significant drop in the Company’s stock price over the past five years, many of the options granted to executive officers are “under water” because the current market price is below the exercise price. See tables titled Outstanding Equity Awards at Fiscal Year-End and “In the Money” Options at Fiscal Year-End.

The following chart illustrates the connection between our CEO’s Realized Compensation, Realizable Compensation, and the Actual Value (defined below) of his compensation (not including the Change in Pension Value) and Umpqua’s TSR over the period from January 1, 2008 through December 31, 2012.

	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
UMPQ TSR	-1.42%	-5.42%	-7.65%	4.02%	-2.27%

Realized Compensation includes salary, bonus, non-equity incentive compensation, and all other compensation, as reported in the Summary Compensation Table. It also includes the value of options and awards exercised and the value of vested and released stock awards, as disclosed in the Option Exercises and Stock Vested Table. The board believes Realized Compensation better measures compensation for the current annual period as compared to the Summary Compensation Table, which includes the accounting value of awards and options issued in the period, but which may or may not be realized in the future.

Realizable Compensation is Realized Compensation plus the unrealized value of outstanding in-the-money options and stock awards based on the closing price of the Company stock at year-end. As the unrealized value may or may not be realized in the future, and may be realized in various future annual periods, the board believes Value of Compensation is a better measure of compensation for an annual period.

Value of Compensation is Realized Compensation plus the change in the unrealized value of outstanding in-the-money options and stock awards used in the Realizable Compensation value during the year. The board believes Value of Compensation accurately reflects the economic value of compensation to the executive for each period.

In the chart above, we exclude the Change in Pension Value from the Summary Compensation Table amount because that represents the GAAP accrual for the CEO’s Supplemental Executive Retirement Plan (SERP) account, which was first established by contract entered into in 2003. The Compensation Committee cannot influence that accrual and does not consider it when benchmarking the CEO’s compensation; however, the Committee does consider the SERP benefit when looking at the overall compensation package and whether to exercise negative discretion.

In 2012, the Company achieved the following results, compared with prior periods:

Financial Metric	12/31/12	12/31/11	12/31/10
Operating earnings per diluted share	$0.93	$0.66	$0.12
Non-covered, non-performing assets to total assets ratio	0.75%	1.09%	1.53%
Non-covered loans at FYE (000’s)	$6,681,080	$5,888,098	$5,658,987
Deposits at FYE (000’s)	$9,379,275	$9,236,690	$9,433,805
Dividends declared per share	$0.34	$0.24	$0.20
Total risk based capital ratio	16.5%	17.2%	17.6%
Available liquidity to total assets ratio	37%	41%	41%

As we emerge from the recession, the Company’s focus has been on positioning for the long term. The following graph shows Umpqua’s total shareholder return compared with the KRX total return index over the past five years. The KRX is a regional bank stock index compiled by Keefe Bruyette and Woods, a global investment bank focused on the financial services sector. The index is comprised of 50 regional bank stocks, including Umpqua, ranging in size from $2.9 billion to $32.6 billion in assets. The graph shows that Umpqua’s total return exceeds that of the KRX total return index over the past five years.

As the chart indicates, over the last three years, the gap has narrowed between the KRX total return index and Umpqua’s total shareholder return.

Section 3 – Compensation Process and Decisions for 2012

Roles and Responsibilities of the Compensation Committee

The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance with respect to his long-term and annual incentive plans. The board, as a whole, reviews the CEO’s performance with respect to the Company’s financial performance and strategic plan. The Committee also oversees administration of the Company’s employee benefit plans, including the Umpqua Bank 401(k) and Profit Sharing Plan, the Supplemental Retirement Plan and the Deferred Compensation Plan. All Committee members are required to meet the NASDAQ and SEC independence and experience requirements. The Committee must meet at least quarterly. In 2012, the Committee met seven times.

The Compensation Committee operates under a written charter which is posted on our website at www.umpquaholdingscorp.com. The Committee annually reviews its charter and recommends changes to the full board. The Committee Chair sets the agenda and meeting calendar for the Committee. As authorized by its charter, the Committee routinely hires attorneys and independent consultants for advice on compensation matters.

Identification of Named Executive Officers

For 2012, our “named executive officers” as defined in Item 402 of Regulation S-K, were:

Name	Title	Designation
Raymond P. Davis	President and Chief Executive Officer	Principal Executive Officer
Brad F. Copeland	Senior Executive Vice President/Chief Operating Officer
Cort L. O’Haver	Executive Vice President/Commercial Banking
Mark P. Wardlow	Executive Vice President/Chief Credit Officer
Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer

Role of the Chief Executive Officer

CEO Davis is actively engaged in recommending the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Compensation Committee the performance of each executive officer and he recommends the level of base and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, including the executive officers as defined by NASDAQ Rule 5605. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASDAQ Rule 5605, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Cultural Enhancement works with our CEO, our business unit executives, General Counsel and outside counsel and consultants to recommend and design the overall structure of the Company’s incentive and benefit plans.

Role of the Compensation Consultant/Evaluation of Independence

With respect to making compensation decisions, the Compensation Committee reviews information provided by recognized compensation consultants including survey or “benchmarking” data, peer group recommendations and plan design suggestions. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by companies who are similar to Umpqua in size and scope. The Committee also considers Company performance, individual performance and internal pay equity when making compensation decisions.

As noted below, the Compensation Committee engaged Towers Watson, an independent consulting firm, to review and provide recommendations about components of our executive compensation program. The Committee received a letter from Towers Watson assessing that firm’s independence and the Committee made its own assessment of the independence of Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Committee.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. Umpqua’s executive compensation is designed to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

Objectives – Umpqua Bank is committed to providing competitive, performance-based total compensation opportunities to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

•

Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objective, avoiding unnecessary and excessive risks that threaten the value of the Company

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives and our employees

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

Base Salary – Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.

Short-Term Incentives – Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon meeting Company profitability goals, regulatory goals and personal objectives.

Long-Term Incentives – Executives who are critical to our long-term success should participate in long-term incentive opportunities. At least 50% of equity awards should be “performance-based”, to link a significant portion of total compensation to shareholder value.

Executive Benefits – We offer executives competitive benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, of which similar programs are offered to our employees.

Communication and Training – We are committed to sharing information with executives to enable them to fully understand our objectives for executive pay and each element of their total compensation package.

Plan Design and Objectives

The following table shows the characteristics of each type of compensation that we pay:

Compensation Element	Fixed or At Risk	Annual or Long Term	Cash or Equity	Primary Purpose
Base Salary	Fixed	Annual	Cash	Provide fixed cash compensation based on experience, skills, responsibilities and competitive pay levels

Encourages Executive To
Annual Incentive	At Risk	Annual	Cash	Maximize operating earnings per share and achieve satisfactory regulatory exam ratings
Restricted Stock Award (RSA)	At Risk	Long Term	Equity	Continue to work for the Company (time-vested) and generate a total shareholder return that exceeds a regional bank stock index (performance-vested)
LTIP Award (RSU)	At Risk	Long Term	Equity	Increase the stock price and generate a total shareholder return that exceeds a regional bank stock index or increase operating earnings per share at a rate that exceeds the peer group
Stock Option	At Risk	Long Term	Equity	Increase the market price of UMPQ shares (time and performance-vested) and generate total shareholder return that exceeds a regional bank stock index (performance-vested).

The following table shows the ratio that each type of compensation bears to total compensation earned by the named executive officers in 2012. Cash compensation consists of base salary and earned annual incentives; Equity compensation consists of the value of RSA, RSU and option awards, as calculated in the Summary Compensation Table.

	% of Total Compensation That Is		% of Total Compensation Paid in:
Executive Officer	Fixed	At Risk	Cash (1)	Equity
Ray Davis (2)	33%	67%	74%	26%
Brad Copeland	38%	62%	74%	26%
Cort O’Haver	38%	62%	72%	28%
Mark Wardlow	35%	65%	68%	32%
Ron Farnsworth	35%	65%	68%	32%

(1)	Includes “all other compensation” from the Summary Compensation Table
(2)	Excludes the change in pension value of the Davis SERP, which was implemented in 2003

Base Salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results;

•

Non-financial performance indicators, to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in organic loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);

•	The Company’s financial performance; and

•	Peer data and benchmarking reports.

Individual and Company Performance

A significant component of compensation is related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits (for all executives) and achievement of the business unit financial goals developed through the budgeting process (for all but the CEO).

Short-Term and Long-Term Incentives

Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives

The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

The Compensation Committee and the board have selected operating earnings per share (OEPS) as the key annual financial performance measurement for the following reasons:

•	EPS is the single most important indicator of profitability, which measures earnings allocable to each outstanding share of common stock;

•	EPS aligns the interest of the executive officer with retail and institutional shareholders; and

•	OEPS attempts to “normalize” earnings and eliminate infrequent income and expense items.

We use and publicly report OEPS as a non-GAAP financial measure because it is useful in understanding Umpqua’s financial performance. When calculating OEPS, we exclude the following income and expense items:

•

Gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance;

•	Expenses that are related to the completion and integration of mergers and acquisitions;

•	Goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios; and

•	One-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.

All of these items are excluded net of their tax impact. We calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share. See the following section in our Form 10-K for a reconciliation of the non-GAAP OEPS calculation to GAAP earnings per share: Part II, Item 7, Reconciliation of Net Earnings Available to Common Shareholders to Operating Earnings.

At the beginning of each year we adopt an annual incentive plan that provides for cash incentive compensation to be awarded to the Chief Executive Officer and our other named executive officers upon achievement of the Company’s operating earnings and regulatory goals set by the board for the CEO and the other named executive officers, and the individual budgeted business unit profitability and/or expense control objectives established for the other named executive officers.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is set annually by the Compensation Committee based on market comparables for similar positions and internal groupings of executives. The Committee also assigns a maximum incentive above the target incentive. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section titled 2012 Executive Compensation Decisions.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Compensation Committee to consider significant one-time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rigid computation of the formula in the plan.

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate. This plan provision, often called a “clawback”, was first implemented in 2007 and the provision has never been triggered. Since 2009, “claw back” provisions have been incorporated in the annual incentive compensation plans of all Company managers.

Other Annual Compensation – Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	•	•	•
Group Medical/Dental/Vision	•	•	•
Group Life and Disability	•	•	•
Annual Manager Incentive Plan	•	•
Severance	•	•	•
Change in Control	•	•
Supplemental Retirement (Top Hat)	•	•
Supplemental Executive Retirement (1)	•
Deferred Compensation Plan (2)	•	•

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan, which was implemented in 2003.
(2)	In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees. In 2008, the Company adopted a non-qualified deferred compensation plan that allows eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date.

Perquisites

The Company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the Company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons, as well. Our payment of perquisites is disclosed in the Summary Compensation Table and they are itemized in the related supplemental table.

Umpqua has adopted a policy that governs use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any use of this aircraft and it prohibits any purely personal use, regardless of whether the officer reimburses the Company for that use. If the officer is accompanied on a business trip by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use of the aircraft in accordance with the Standard Industry Fare Level formula. If the officer’s spouse accompanies the officer on the aircraft for the purpose of participating in business functions, that use is not deemed to be personal use.

Long-Term Incentive Compensation

There are three forms of long-term incentives from time to time granted to our executives: stock options and restricted share awards (RSAs) under our shareholder-approved 2003 Stock Incentive Plan and grants of restricted stock units (RSUs) under the 2007 Long Term Incentive (LTI) Plan, approved by shareholders. In 2011, the Compensation Committee determined that the primary goal for all performance-based equity grants should be total shareholder return compared to the KRX total return index. Previously, RSU grants under the 2007 LTI plan were based on EPS growth compared to the peer group. The Committee decided that annual incentive plans should focus on operating earnings per share and long-term equity incentives should be focused on TSR. In 2012, the Committee determined that, as a retention device that is not tied to our performance-based conditions that are outside of the direct control of the officer, executive officers other than the CEO and the Senior Executive Vice President should receive 40% of their equity grants as time vested RSAs and 60% as performance-based RSAs. 100% of the equity grants to the CEO and Senior EVP were performance-based. The Committee also determined, based on market information and advice from the compensation consultant, that the equity grants to CEO Davis should be approximately equal in value to his base salary, which calculated to about 60,000 shares. Due to a 40,000 share cap on RSA grants under the 2003 Plan, the Committee granted 20,000 RSUs to CEO Davis under the 2007 Plan to make up that differential.

•

Stock Options. The purpose of stock options is to provide equity compensation with value directly related to an increase in the Company’s stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock and they help retain the individuals to whom they are granted. The Company has issued stock options over the years, but no stock options were issued to named executive officers in 2012.

•

Restricted Share Awards and Restricted Stock Units. RSAs are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Time-vested RSAs serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company. Performance-based RSAs provide an incentive to increase the Company’s stock price and return capital to shareholders.

RSU grants are made under the 2007 LTI Plan and are subject to financial performance-based vesting, such as TSR performance, EPS growth, net income growth or return on equity, in addition to time in service vesting. In 2012, the only RSU grant was a TSR performance-based grant to Mr. Davis.

In 2012, all RSUs and all performance-based RSA grants to executive officers were subject to the following vesting condition based on the Company’s TSR compared to the KRX total return index, a regional bank stock index:

Umpqua’s TSR Performance Compared to the KRXTR	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	* *
100% (Umpqua’s TSR Performance equals or exceeds the KRX TSR Performance)	100%
Above 100%	* **

**	When TSR Performance is between 60% and 100%, the results are interpolated on a straight-line basis to determine the applicable vesting percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.

***	When TSR Performance is between 100% and 125%, the applicable Vesting Percentage shall be equal to the TSR Performance. If TSR Performance exceeds 125%, the Vesting Percentage is 125%. In no event do the total vested shares exceed 125% of the target award.

With respect to stock options, RSA grants and RSU grants, the deferred vesting schedules are designed to motivate executive officers and reinforce the link between the interests of our executive officers and our shareholders.

In 2012, none of the RSUs vested under the 2009 grants to Mr. Davis and Mr. Copeland and those grants expired without providing any benefit. These grants were issued under the shareholder approved 2007 Long Term Incentive Plan. See the section titled 2007 Long Term Incentive Plan.

The mix of equity grants issued in 2012 is shown in the following table:

Name	Time Vested RSAs	Performance Vested RSAs	Performance Vested RSUs
Davis	0%	67%	33%
Copeland	0%	100%	0%
O’Haver	40%	60%	0%
Wardlow	40%	60%	0%
Farnsworth	40%	60%	0%

Stock Ownership and Retention Policies

We believe that key executives should have significant stake in the performance of the Company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. Our stock ownership requirement for outside directors and executive officers is tied to a multiple of base salary for the executive officers and a multiple of retainer for directors, as noted below:

Position	Minimum Ownership (multiple of base salary)
CEO	4.0
Senior EVP	2.0
Other EVPs	1.5
Directors	Minimum Ownership (multiple of director compensation)
Outside Director	4.0

Under this policy, share ownership is determined from the totals on Table 1 of SEC Form 4, which includes unvested RSAs and shares in which beneficial ownership is disclaimed, but excludes outstanding stock options. Compliance with share ownership guidelines is reviewed annually by the Risk and Governance Committee. This minimum ownership must be achieved within five years after the officer or director takes office. As of December 31, 2012, all directors and executive officers satisfied these requirements.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following net awards until the officer retires:

•	Gains from option exercises (shares remaining after payment of the exercise price and taxes);

•	Vested restricted stock awards (net of tax withholdings); and

•	Shares issued in payment of LTIP restricted stock units (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse. No exceptions were requested or granted in 2012.

Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Compensation Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time) and derivative transactions, such as non-recourse loans secured by Company stock.

In 2012, the named executive officers, as a group, acquired 54,100 shares of Company stock through vesting of restricted share grants (RSAs) and sold or disposed of 19,928 shares to pay taxes in connection with their vestings.

Equity Compensation Plan Practices

In general, we issue stock options, RSAs and RSUs to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

We only issue stock options with a grant date when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can be reasonably expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans and the 2003 Stock Incentive Plan specifically prohibits these practices. See tables titled Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, we have adopted stock ownership guidelines and a “hold to retirement” policy that severely restrict the ability of our named executive officers to turn equity grants into cash. However, these restrictions are not reflected in the FASB ASC 718 values attached to those grants.

Severance and Change in Control

We believe that severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers in the financial services industry. Accordingly, we provide such protection for all of our named executive officers under their respective employment agreements. For executives other than Mr. Davis, we have two levels of severance benefit, defined by the number of months of base pay provided (six or nine months) and three levels of change in control benefits also defined by the number of months of base pay provided (twelve, twenty-four or thirty-six months). Our CEO recommends to the Compensation Committee the level of benefit to be provided to an executive and the Committee considers and approves or ratifies the recommendation. The financial services industry is in a period of consolidation that we expect will continue for the foreseeable future and we consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

The occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders. All of our change in control provisions are “double trigger”, such that the benefit is paid only if there is both a change in control transaction and a qualifying termination of employment. In order to encourage executive officers to remain employed with the Company during this important time, we provide named executive officers with variable levels of an enhanced severance benefit if their employment is terminated without cause or in connection with a change in control. If the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit, in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See table titled Potential Payments Upon Termination or Change in Control.

2012 Executive Compensation Decisions

2012 Base Salary and Annual Incentive Targets Named Executive Officers

In 2011, the Compensation Committee independently engaged Towers Watson to provide a benchmarking report for CEO Davis, and the other named executive officers. Except for executive compensation program review, recommendations and benchmarking services, neither Towers Watson nor its affiliates provided services to Umpqua or its affiliates during 2011 or 2012. In 2011, Towers Watson recommended and reviewed a peer group of 22 regional and national banks with operations in two or more states and assets between $6 billion and $17.5 billion, compared to Umpqua’s $11.7 billion assets at fiscal year-end 2010. Towers Watson also provided information about the recommended peers’ market capitalization, earnings per share growth, one-year TSR and whether the peer was still a “TARP bank”. The Committee considered input from Towers Watson and from management in determining appropriate peers and came to its own conclusion as to the companies to be included. The Compensation Committee also noted that there is significant overlap between the recommended peer group and the peer group used by ISS.

The peer group companies recommended by Towers Watson and selected by the Compensation Committee were:

Company Name	Ticker	Company Name	Ticker
Bancorpsouth Inc	BXS	Privatebancorp Inc	PVTB
Bank of Hawaii Corp	BOH	Prosperity Bancshares Inc	PRSP
Cathay General Bancorp	CATY	Signature Bank	SBNY
Citizens Republic Bancorp	CRBC	Sterling Financial Corp	STSA
F N B Corp	FNB	SVB Financial Group	SIVB
Firstmerit Corp	FMER	Trustmark Corp	TRMK
Hancock Holding Co	HBHC	UMB Financial Corp	UMBF
MB Financial Inc	MBFI	United Bankshares Inc	UBSI
National Penn Bancshares Inc	NPBC	United Community Banks Inc	UCBI
Old National Bancorp	ONB	Valley National Bancorp	VLY
Pacific Capital Bancorp	PCBC	Wintrust Financial Corp	WTFC

This peer group is the same as the peer group used by the Compensation Committee in making 2011 compensation decisions, except for the deletion of two companies that were acquired in the interim.

In setting 2012 base salaries and incentive targets, the Compensation Committee and management referred to and considered the data and recommendations contained in the executive benchmarking report provided by Towers Watson. Management prepared a proforma summary compensation table, which was used by the Committee as comparative tally sheets for review of named executive officer compensation.

In January 2012, Mr. Davis met with the Compensation Committee to review his recommendations for the named executive officers, based on his own evaluation of their performance and his review of the Towers Watson compensation data. The Committee determined that small adjustments to base salary ($10,000 each)

were appropriate for Mr. Wardlow and Mr. Farnsworth. Except for these revisions, no changes were made to base salaries or target incentives for 2012.

The Compensation Committee approved the following base salaries and incentive targets for the named executive officers in 2012:

	2012 Base Salary	% Increase (Decrease) over 2011	Target Incentive	% Increase (Decrease) over 2011	Target Incentive as a % of Base Salary	Target Cash Compensation (Base plus Incentive)
Davis	$815,000	0%	$815,000	0.0%	100.0%	$1,630,000
Copeland	475,000	0%	356,250	0.0%	75.0%	831,250
O’Haver	380,000	0%	285,000	0.0%	75.0%	665,000
Wardlow	310,000	3.3%	232,500	3.3%	75.0%	542,500
Farnsworth	310,000	3.3%	232,500	3.3%	75.0%	542,500

2012 Incentive Compensation Earned by the Named Executive Officers

The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus these executives on objectives that would benefit the Company and its shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	regulatory and compliance goals; and

•	business unit budgeted profitability and/or expense goals (for all except Mr. Davis).

This was a change from prior years in that the Compensation Committee wanted to remove any subjective element to the annual incentive plans and eliminate any perception that it was exercising or could exercise positive discretion with respect to named executive officer’s annual incentive plan. Therefore, the subjective leadership goal was eliminated for CEO Davis and the subjective “personal” goals were eliminated for the other named executive officers, leaving only objectively measurable components for the annual incentive plans.

OEPS targets are set by the board based upon the Budget Committee’s recommendation. All members of the Compensation Committee are also members of the Budget Committee, so they are well aware of the Company’s financial performance at the enterprise level and at the primary business unit level, and they use this information when reviewing and approving incentive payouts to our named executive officers. The Company does not offer guidance on our OEPS, earnings per share or growth rate targets and we regard these internal targets as confidential. However, we provide the Company-wide OEPS target on a retrospective basis. The OEPS target for 100% payout of the financial component is achievable, but requires better than expected performance. If OEPS satisfy the budget/target goal for the year, the payout of the financial component is 80%. The maximum percentage payout ranges from 0% to 125% of base salary.

Historically, our OEPS targets have not been easy to achieve. We failed to meet the minimum target in 2007, 2008 and 2009 and there was no payout of the financial component those years. The following table compares actual results against target OEPS and shows the percentage payment of the corporate financial target incentive for the years 2010-2012:

Year	Budget/Target OEPS (80%)	Reported OEPS (fully diluted)	Target OEPS was	Percentage Payout of OEPS Component
2010	$0.41-$0.60	$0.12	Partially Achieved	25%
2011	$0.60-$0.70	$0.66	Achieved	80%
2012	$0.66-$0.76	$0.93	Exceeded	125%

The achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews are objective standards, as are the budgeted income and expense goals for the business units that are within the jurisdiction of the other named executive officers. These objective standards are consistent with the 2005 Performance Based Incentive Plan and comprise 100% of Mr. Davis’s target incentive and 100% of the target incentive of the other named executive officers.

In January 2013, the Compensation Committee reviewed 2012 OEPS, regulatory and budget to actual results against the incentive plans for each of the named executive officers. The Committee determined that the Company’s actual OEPS for 2012 met the target range for a 125% payout of the financial component. The Committee also determined that a 100% payout of the regulatory/compliance component was warranted. In determining whether to exercise negative discretion with respect to any named executive officer, the Committee considered the Company’s achievements for 2012, as outlined in the Executive Summary, above, and the progress made toward the strategic goals set by the board under the five-year plan. The Committee determined that it was not appropriate to exercise negative discretion with regard to the CEO’s incentive payout and set that payout at $978,000 or 120% of his target incentive.

The Compensation Committee also reviewed the objective components of the annual incentives for the other named executive officers. In determining whether to exercise negative discretion with respect to any of those officers, CEO Davis presented his evaluation of the performance of each of the other named executive officers and recommended the 2012 annual cash incentives to be paid to each executive officer. The Committee places significant weight on Mr. Davis’s incentive award recommendations, but the Committee independently reviewed and approved those recommendations.

Achievement of performance targets in each of the other areas varied with each officer and incentive payouts for Mr. Copeland, Mr. Farnsworth, Mr. Wardlow and Mr. O’Haver ranged from 112% to 120% of the targeted incentive.

The 2012 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial Perfor- mance OEPS	%*	Regula- tory	%*	Business Unit Financial**	%*	Total Calculated $	Total Paid $ ***	Target $	Total as a % of Target
Davis	815,000	80	163,000	20	N/A	0	978,000	978,000	815,000	120%
Copeland	302,812	60	20,187	20	100,937	20	423,936	423,936	380,000	112%
O’Haver	213,750	60	57,000	20	51,300	20	322,050	322,050	285,000	113%
Wardlow	173,750	60	46,500	20	58,125	20	278,375	278,375	232,500	120%
Farnsworth	173,750	60	46,500	20	51,150	20	271,400	271,400	232,500	117%

*	This represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.
**	For all named executive officers except the CEO, this is their respective business unit profitability or expense control goal. Each business unit has budget goals for revenue and expenses that roll up into the Company’s consolidated budget and each business unit’s performance is measured against those budget goals.

2012 Long Term Incentive Compensation

In January 2012, the Compensation Committee approved performance-vested RSA grants and performance-vested RSU grants to Mr. Davis. The Committee determined that the aggregate equity awards to Mr. Davis should be valued at not less than his base salary. Due to a 40,000 share cap on RSAs under the 2003 Plan, the 20,000 share differential was issued as an RSU grant under the 2007 Plan. In addition, 100% of the RSAs granted to Mr. Copeland are performance-vested. To provide a mix of performance awards for shareholder alignment and time vested awards for retention purposes, the other named executive officers received awards that were allocated 60% to performance vesting and 40% to time vesting. These grants are described in the Grants of Plan

Based Awards table. All of the performance-vested shares condition vesting on the Company’s TSR performance compared to the KRXTR, a regional bank index. The performance vesting conditions are the same for all named executive officers. See Restricted Share Awards, above.

Internal Pay Equity

In December 2011 and January 2012, the Compensation Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee considers total direct compensation, but not the Davis SERP, when reviewing internal pay equity because the benefit under the SERP was capped in 2007. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Section 4 – Other Compensation Information

Role of Tax and Regulatory Requirements

Under section 162(m) of the Internal Revenue Code (hereafter, the “Code”), the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1 million for any covered employee in any fiscal year. However, compensation that is performance-based, as defined in the Code, is not subject to the deductibility limits. The board’s policy is to ensure that all compensation paid by the Company is fully deductible for federal income tax purposes. See the section titled 2005 Performance-Based Incentive Plan. This 2005 Plan will be superseded by the 2013 Plan (subject to pending shareholder approval).

The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 409A of the Code.

Those agreements also provide that if the benefits are subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Review of Risk Associated With Compensation Plans

The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company’s success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.

Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company’s variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.

Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, sound investment advice, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

Incentive plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan, including adjustments that may only become apparent upon an after the fact review. In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.

Generally, there is more oversight of plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Company’s safety and soundness, such as Commercial, Mortgage and Umpqua Investments. The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

In January 2013, the Compensation Committee met with executive officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

When evaluating risk, the Compensation Committee noted that operating earnings per share (OEPS), which are based directly on audited numbers, are the primary financial component of annual incentive compensation. In this environment, credit costs and the net interest margin are the primary drivers of OEPS. The Committee and the board, as a whole, receive regular reports about OEPS and the steps taken by management to address credit costs, deposit prices and loan yields. The importance of OEPS and the degree of oversight devoted to OEPS are strong risk controls.

In addition, the Company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:

•	prohibiting the re-pricing of stock options;

•	requiring executives to acquire and hold substantial ownership positions in company stock;

•	implementing “clawback” provisions in annual incentive plans; and

•	adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the foregoing review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee:

Luis F. Machuca (Chair)

James S. Greene

William A. Lansing

Dudley R. Slater (Vice Chair)

Hilliard C. Terry III

Bryan L. Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)	(i)(3)	(j)
Davis, Raymond P. President/Chief Executive Officer	2012	$815,000	$0	$662,600	$0	$978,000	$707,449	$90,459	$3,253,508
	2011	$815,000	$0	$800,750	$347,250	$400,000	$992,691	$86,834	$3,442,525
	2010	$873,333	$191,700	$492,260	$405,750	$529,750	$1,158,719	$79,828	$3,731,340
Copeland, Brad F. Sr. EVP/ Chief Operating Officer	2012	$475,000	$0	$341,100	$0	$423,936	$0	$52,214	$1,292,250
	2011	$475,000	$0	$449,740	$101,860	$298,850	$0	$35,570	$1,361,020
	2010	$504,167	$95,850	$310,480	$270,500	$289,750	$0	$32,191	$1,502,938
O’Haver, Cort L. EVP/Commercial Banking (4)	2012	$380,000	$0	$293,350	$0	$322,050	$0	$39,252	$1,034,652
	2011	$380,000	$0	$219,400	$92,600	$225,413	$0	$21,685	$939,098
	2010	$293,589	$0	$67,250	$145,000	$137,500	$0	$141,648	$784,987
Wardlow, Mark P. EVP/Chief Credit Officer	2012	$310,000	$0	$293,350	$0	$278,375	$0	$41,144	$922,869
	2011	$300,000	$0	$219,400	$92,600	$200,544	$0	$22,625	$835,169
	2010	$290,000	$0	$237,800	$202,000	$125,425	$0	$41,848	$897,073
Farnsworth, Ronald L. EVP/Chief Financial Officer	2012	$310,000	$0	$293,350	$0	$271,400	$0	$40,494	$915,244
	2011	$300,000	$0	$219,400	$92,600	$200,500	$0	$22,343	$834,843
	2010	$290,000	$0	$237,800	$202,000	$132,675	$0	$17,488	$879,963

(1)	The amounts shown in columns (e) and (f) represent the fair value of stock and option awards issued during the year(s) shown. The assumptions made in calculating these values are disclosed in the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K.
(2)	The amounts shown in column (g) were earned in the year(s) noted and awarded under the Company’s annual incentive plans, but paid the following year.
(3)	The table below itemizes the amounts shown in column (i), All Other Compensation.
(4)	Mr. O’Haver joined the Company in March 2010 and his $380,000 base salary and incentive compensation were prorated for that year.

All Other Compensation

Name	Annual Auto Allowance/Use Value (i)	Annual Paid Parking	Annual Dues and Club Memberships	Top Hat Plan (ii)	Match Contributions to 401(K)	Dividends on Unvested Restricted Shares (iii)	Total
Davis, R.	$0	$2,400	$3,546	$29,956	$7,350	$47,207	$90,459
Copeland, B.	$3,850	$612	$0	$16,435	$7,350	$23,967	$52,214
O’Haver, C.	$0	$2,700	$0	$11,202	$7,350	$18,000	$39,252
Wardlow, M.	$0	$2,700	$0	$8,494	$7,350	$22,600	$41,144
Farnsworth, R.	$0	$2,700	$0	$8,474	$7,350	$21,970	$40,494

(i)	Amounts included in executive’s income for personal use of the Company vehicle assigned to that executive.

(ii)	Amount contributed by Company in 2013 to the executive’s account under the Supplemental Retirement (Top Hat) Plan.
(iii)	Dividends paid in 2012 on the unvested portion of outstanding RSA grants and accumulated dividend equivalents on a deferred RSA grant (to Mr. Davis) issued under the 2003 Stock Incentive Plan.

Compensation Agreements

Employment Agreement with Mr. Davis

Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his incentive received the prior year. Should Mr. Davis’s employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the incentive that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis

The Company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was amended and restated effective January 1, 2007 (the “Davis SERP”) to provide for a fixed schedule of retirement benefits to be paid to him when he retires. Prior to the 2007 restatement, Mr. Davis’s SERP benefit was a percentage of his highest 3 years of compensation in the final 5 years of his employment and there was no upper limit on that SERP benefit. In addition, since it is a retirement plan, the benefits are payable to him as they are vested, without regard to the performance of the Company or the returns enjoyed by shareholders. In 2007, the Committee felt that under the SERP, as it was then structured, too much of the CEO’s long term incentive compensation was tied to this retirement plan. The rapid growth of the Company had greatly increased the benefit under this SERP and that growth was expected to continue. As restated in 2007, the Davis SERP benefit cannot exceed $850,000 per year.

Effective April 16, 2008, the Company amended and restated the Davis SERP to eliminate the cutback (vesting) in the retirement benefits Mr. Davis would receive if he were to terminate his employment “without good reason” or be terminated by the Company “without cause”. He has attained age 62 and is now entitled to receive a retirement benefit that is actuarially determined based upon the amount of the “Account” (the amount the Company has accrued at the time of his termination) without any cutback. In the event of his death while in the employ of the Company, his estate or designated beneficiary is entitled to receive payments under the SERP as if he had elected to retire the day prior to his death. See the table titled Annual Benefit Payable Under Davis SERP.

Employment Agreements with Other Named Executive Officers

The named executive officers other than Mr. Davis have standardized Employment Agreements with the Company that provide the following benefits:

Name	Expiration Date (1)	Severance Benefit (2)	Change in Control (3)	Retention Benefit (4)
Copeland, Brad	12/31/2013	9 mo.	36 mo. + 300%	12 mo. + 100%
O’Haver, Cort	12/31/2014	9 mo.	24 mo. + 200%	12 mo. + 100%
Wardlow, Mark	12/31/2016	9 mo.	24 mo. + 200%	12 mo. + 100%
Farnsworth, Ron	12/31/2018	9 mo.	24 mo. + 200%	12 mo. + 100%

(1)	There is no specific term of employment and each agreement is terminable by the Company or the executive at any time, with or without cause.

(2)	Calculated as the greater of: (i) the number of months of current base salary at the time of termination; or (ii) two weeks for every year of employment, payable over that same number of months. The severance benefit is payable if the executive is terminated “without cause” or if the executive leaves for “good reason”, as defined in the agreement.
(3)	Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This change in control benefit is payable only if the executive’s employment is terminated within 12 months after the change in control transaction and it is paid in lieu of a severance benefit.
(4)	Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This benefit is payable 12 months following a change in control if the executive remains employed for at least 12 months after the change in control transaction and it is paid in lieu of a severance or change in control benefit.

Miscellaneous Provisions in Executive Employment Agreements

Each of our Employment Agreements with named executive officers includes the following provisions;

•	An adjustment that prohibits any benefit payment to the executive to the extent it would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

•	A prohibition on competing with the Company during the time that the executive is receiving payment of a severance, change in control or retention incentive benefit.

•	Receipt of the change in control benefit is subject to a “double trigger” such that there must be a qualifying termination of employment in addition to a change in control event.

•	A prohibition on solicitation of the Company’s customers or employees for two years following the executive’s departure.

•

A requirement that the executive sign a release of claims against the Company as a condition to receiving a severance or change in control benefit. This release of claims provision is not included in Mr. Davis’s agreement.

Deferred Compensation Plan

In September 2008, the Company adopted a restated Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the non-qualified plan is effective for eligible officers selected by the Compensation Committee beginning January 1, 2009. Participants may defer a portion of their salary (up to 50%) into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The Company has no plans to make discretionary contributions to the deferred compensation accounts.

401(k) and Profit Sharing Plan

Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2012, the Company made a matching contribution of 50% of each participant’s salary deferral, up to 6% of eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

Supplemental Retirement (“Top Hat”) Plan

We maintain a non-qualified deferred compensation plan for executive officers who are selected by the Compensation Committee to participate in the plan. Under the plan the Company may make discretionary profit sharing or other contributions to the plan. The plan is designed to be administered under Sections 201(2) and

301(a)(3) of ERISA. In 2012, Messrs. Davis, Copeland, Farnsworth, Wardlow and O’Haver were eligible to participate in this plan and contributions made by the Company to their accounts are reported in the All Other Compensation table, above.

2005 Performance-Based Incentive Plan

The Company’s 2005 Performance-Based Incentive Plan (the “2005 Plan”) is designed to tie a significant portion of annual compensation to Company performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. The Plan was approved by shareholders in 2005 and is intended to ensure that performance-based compensation awarded to the Company’s executives is deductible. The Plan is administered by the Compensation Committee. In April 2010, our shareholders approved an amendment to the plan extending its termination date to December 31, 2014. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s base salary and that incentive compensation is awarded upon achieving performance targets related to the corporate objectives established by the Compensation Committee. If the 2013 Plan is approved by shareholders, it will supersede and replace the 2005 Plan. For 2012, the performance-based targets were:

•	the Company’s diluted operating earnings per share;

•	business unit profitability and expense control targets for executives other than the CEO; and

•	supervisory ratings issued by regulatory agencies for the Company and its subsidiaries.

The Compensation Committee determines the plan participants for each performance period. In addition to the named executive officers listed on the Summary Compensation Table, all executive officers are eligible to be designated by the Compensation Committee to participate in the 2005 Plan.

Equity Compensation Plan Information

See the table at Part II, Item 5 of the Company’s Form 10-K for information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua, its subsidiaries and its predecessors by merger that were in effect at December 31, 2012.

Long Term Incentive Plans and Awards

2003 Stock Incentive Plan

The 2003 Plan was most recently approved and amended by our shareholders in 2010, when shareholders extended the termination date to June 30, 2015 and made an additional two million shares available under the plan. The plan is administered by the Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock awards may be issued to employees and directors of the Company and its subsidiaries, as recommended by the Committee and approved by the board.

Under the terms of the 2003 Plan, awards of stock options and restricted stock awards, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2012, we granted 341,100 restricted shares, under the 2003 Stock Incentive Plan. See table titled Grants of Plan Based Awards. All equity grants and awards were approved by the Compensation Committee and grants to all executive officers were approved by the full board of directors. As of February 8, 2013, there were a total of 1,022,686 shares in the 2003 plan available for future awards and grants, of which all are immediately available for issuance under the ten percent limitation. If the 2013 Plan is approved by shareholders, no additional awards will be granted from the 2003 Plan.

2007 Long Term Incentive Plan

The 2007 LTI Plan was approved by shareholders in 2007. This 2007 LTI Plan reserves 1,000,000 shares of the Company’s common stock for issuance to executive officers in the form of restricted stock units. No more than

70,000 shares may be awarded to any participant in a calendar year under the 2007 Plan, except in connection with hiring an executive. The Compensation Committee determines which executive officers of the Company and its subsidiaries will participate in the Plan.

The Plan authorizes the award of RSU grants, which are subject to performance-based vesting, as well as any other vesting requirements established by the Compensation Committee for a grant, such as time-based service vesting. The performance goals for vesting (i) must be established by the Compensation Committee within the first 90 days of the performance period; (ii) must be objectively determinable; and (iii) the outcome of a performance goal must be substantially uncertain at the time the performance goal is established.

The Compensation Committee may base the performance goals for an RSU grant on one or more of these Performance Criteria. The performance goals are specific targets, schedules or thresholds against which actual performance is to be measured for purpose of determining the amount of vesting of an RSU grant.

The Compensation Committee has broad discretion in making RSU grants and determining the applicable performance goals and other vesting requirements, provided the performance goals are based on one or more of the above-listed Performance Criteria. In 2012, there were 20,000 target RSUs granted under this Plan to the CEO. Shareholder approval of the 2007 LTI Plan has expired and no additional awards will be granted under that Plan.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2012. The actual payouts under the annual incentive plans are shown in column (g) of the Summary Compensation Table. All RSA awards were made under the 2003 Plan. All RSU awards were made under the 2007 LTI Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date	Grant Date Fair Value of Stock & Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(3)	(j)	(k)(4)		(l)(5)
Davis	1/01/12	0	815,000	1,018,750
RSAs (1)	1/27/12				0	40,000	50,000				$12.28	$454,800
RSUs (2)	1/27/12				0	20,000	25,000				$12.28	$207,800
Copeland	1/01/12	0	403,750	524,875
RSAs (1)	1/27/12				0	30,000	37,500				$12.28	$341,100
O’Haver	1/01/12	0	285,000	370,500
RSAs (1)	1/27/12				0	15,000	18,750				$12.28	$170,550
RSAs	1/27/12							10,000			$12.28	$122,800
Wardlow	1/01/12	0	232,500	302,250
RSAs (1)	1/27/12				0	15,000	18,750				$12.28	$170,550
RSAs	1/27/12							10,000			$12.28	$122,800
Farnsworth	1/01/12	0	232,500	302,250
RSAs (1)	1/27/12				0	15,000	18,750				$12.28	$170,550
RSAs	1/27/12							10,000			$12.28	$122,800

Notes:

(1)	The shares underlying RSAs reported in column (g) were issued under the 2003 Plan and vest three years following the grant date to the extent that the Company’s total shareholder return achieves specified targets as compared to the KRXTR regional bank stock index. See the section titled Long Term Incentive Compensation.
(2)	The shares underlying RSUs reported in column (g) were issued under the 2007 LTI Plan and vest three years following the grant date to the extent that the Company’s total shareholder return achieves specified targets as compared to the KRXTR regional bank stock index.
(3)	The shares underlying RSAs reported in column (i) were issued under the 2003 Plan and vest 33.3% per year over a three year period, beginning one year following the date of grant.

(4)	Column (k) shows the closing price of Umpqua common stock on the grant date.
(5)	Column (l) shows the aggregate grant date fair value associated with all RSAs and RSUs, as determined in accordance with FASB ASC 718, Stock Compensation. The assumptions used to calculate fair value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2012. All awards granted in 2003 and later years were granted under the 2003 Plan or the 2007 LTI Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)	(c)(3)	(d)(4)	(e)(5)	(f)(6)	(g)(7)	(h)(8)	(i)(9)	(j)(10)
Davis, R.
04/28/2003	75,000			$19.31	4/27/2013
07/01/2003	75,000			$18.58	6/30/2013
01/03/2005	75,000			$24.71	1/03/2015
01/18/2006	25,000			$28.425	1/17/2016
03/05/2007	50,000			$26.12	3/05/2017
01/28/2008	100,000			$15.50	1/27/2018
07/21/2008	50,000			$11.59	7/20/2018
02/02/2009	40,000(11)	10,000		$9.23	2/01/2019
08/02/2010						6,800	$80,172
08/02/2010	45,000(11)	30,000		$12.87	8/01/2020
01/31/2011			75,000	$10.97	1/31/2021
01/31/2011								35,000	$412,650
02/02/2011								70,000	$825,300
01/27/2012								25,000	$294,750
01/27/2012								50,000	$589,500
Copeland, B.
09/30/2003	15,000			$19.01	9/30/2013
01/21/2005	40,000			$23.49	1/20/2015
01/28/2008	28,000(12)	7,000		$15.50	1/27/2018
07/21/2008	16,000(12)	4,000		$11.59	7/20/2018
02/02/2009	15,000(12)	10,000		$9.23	2/01/2019
08/02/2010						8,100	$95,499
08/02/2010	20,000(12)	30,000		$12.87	8/01/2020
01/31/2011			22,000	$10.97	1/31/2021
01/31/2011								22,000	$259,380
02/02/2011								35,000	$412,650
01/27/2012								37,500	$442,125
O’Haver, C.
03/24/2010	10,000(12)	15,000		$13.45	3/23/2020
03/24/2010						3,000	$35,370
01/31/2011			20,000	$10.97	1/31/2021
01/31/2011								20,000	$235,800
01/27/2012						10,000	$117,900
01/27/2012								18,750	$221,063
Wardlow, M.
07/09/2004	5,000			$22.15	7/09/2014
10/30/2007						1,000	$11,790
01/28/2008						400	$4,716

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)	(c)(3)	(d)(4)	(e)(5)	(f)(6)	(g)(7)	(h)(8)	(i)(9)	(j)(10)
02/02/2009	9,000(12)	6,000		$9.23	2/01/2019
02/05/2010	16,000(12)	24,000		$11.89	2/05/2020
02/05/2010						12,000	$141,480
01/31/2011			20,000	$10.97	1/31/2021
01/31/2011								20,000	$235,800
01/27/2012						10,000	$117,900
01/27/2012								18,750	$221,063
Farnsworth, R.
01/21/2005	2,500			$23.49	1/21/2015
04/20/2005	10,000			$22.94	4/19/2015
01/28/2008	16,000(12)	4,000		$15.50	1/27/2018
07/21/2008	8,000(12)	2,000		$11.59	7/20/2018
02/02/2009	9,000(12)	6,000		$9.23	2/01/2019
02/05/2010	16,000(12)	24,000		$11.89	2/05/2020
02/05/2010						12,000	$141,480
01/31/2011			20,000	$10.97	1/31/2021
01/31/2011								20,000	$235,800
01/27/2012						10,000	$117,900
01/27/2012								18,750	$221,063

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.
(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2012.
(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.
(4)	Column (d) shows the maximum shares issuable under this non-qualified option agreement that vests based on TSR performance at the end of the three year period ended January 31, 2014.
(5)	Column (e) shows the exercise price to be paid by the executive in order to acquire the shares subject to the option.
(6)	Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.
(7)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2012.
All 2012 RSA grants shown in this table vest 33.3% per year over a three year period, beginning one year following the date of grant.
All other RSA grants shown in this column vest 20% per year over a five year period, beginning one year following the date of the grant, except for Mr. Davis’ August 2, 2010 grant, which vests 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.
(8)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2012, using the closing price of Umpqua stock of $11.79 on December 31, 2012, the last trading day of the year.
(9)	Column (i) shows the maximum shares issuable, assuming maximum vesting of the RSU or RSA award.
(10)	Column (j) shows the aggregate market value of shares based on unvested RSUs and RSAs, using the closing price of Umpqua stock of $11.79 on December 31, 2012, assuming maximum vesting of the award.
(11)	This option vests over a four year period, beginning one year after the grant date: 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.
(12)	This option vests 20% per year over a five year period, beginning one year after the grant date.

“In the Money” Options at Fiscal Year-End

This table demonstrates the linkage between negative share price performance and option grants to the named executive officers. It shows the number of vested but unexercised option shares held by the named executive officers at December 31, 2012 that have an exercise price below the market price of Umpqua common stock on December 30, 2012, the last trading day of the year.

Name	Option Shares Exercisable at 12/31/12 (1)	Option Shares “In the Money” at 12/31/12 (2)
Davis, Raymond P.	535,000	90,000
Copeland, Brad F.	134,000	31,000
O’Haver, Cort L.	10,000	0
Wardlow, Mark P.	30,000	9,000
Farnsworth, Ronald L.	61,500	17,000

(1)	Number of shares underlying unexercised but vested and exercisable options at December 31, 2012.
(2)	Number of exercisable option shares with an option exercise price less than the closing price of Umpqua Stock ($11.79) on December 31, 2012.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2012. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond P.	0	0	28,100	$359,639
Copeland, Brad F.	0	0	14,200	$181,603
O’Haver, Cort L.	0	0	1,000	$13,390
Wardlow, Mark P.	0	0	5,800	$74,110
Farnsworth, Ronald L.	0	0	5,000	$64,280

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b) (1)	(c)(2)	(d) (3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$7,662,126	$0

Notes:

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)	Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Davis SERP.
(3)	The present value of Mr. Davis’s accumulated benefit under the Davis SERP, computed as of December 31, 2012, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2012. During 2012, Umpqua accrued $707,449 for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d).

Annual Benefit Payable Under Davis SERP

The following table shows the annual benefit that would be paid to Mr. Davis if his employment terminated in December of each year noted below, for any of the following reasons: Retirement, Disability, Change in Control or Death. “Disability” and “Change in Control” are defined in the Davis SERP Agreement and are consistent with the definitions of the same terms found in his Employment Agreement.

Month of Employment Termination	Annual Benefit	Present Value of Accumulated Benefit (1)
Dec. 2012	$708,524	$7,662,126
Dec. 2013	$794,686	$8,523,220
June 2014	$850,000	$8,986,541

Mr. Davis reached “Retirement Age” under the agreement on June 3, 2011, his 62nd birthday. His maximum annual benefit is $850,000 per year when he reaches age 65. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

(1)	The present value of the accumulated benefit is equal to the amount accrued by the Company for payment of the benefit, after deducting the estimated social security retirement benefits and the other pension plan benefits funded by the Company on behalf of Mr. Davis.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2012.

Name	Termination Scenario	Cash Benefit	Equity Awards (8)
Davis, Ray	Death (1)	$1,008,524	$1,520,648
	Long Term Disability (2)	$828,524	$1,520,648
	Involuntary Termination (3),(4),(9)	$2,446,958	$707,652
	Change in Control (4),(9),(10)	$1,993,426	$1,830,440
Copeland, Brad	Death (1)	$300,000	$560,416
	Long Term Disability (2)	$120,000	$560,416
	Involuntary Termination (3),(7)	$355,914	$235,800
	Change in Control (5),(7)	$1,329,226	$870,157
	Retention (6),(7)	$772,840	$870,157
O’Haver, Cort	Death (1)	$200,000	$215,165
	Long Term Disability (2)	$120,000	$215,165
	Involuntary Termination (3),(7)	$284,731	$215,165
	Change in Control (5),(7)	$1,166,186	$418,457
	Retention (6),(7)	$604,623	$418,457
Wardlow, Mark	Death (1)	$200,000	$215,165
	Long Term Disability (2)	$120,000	$215,165
	Involuntary Termination (3),(7)	$232,280	$215,165
	Change in Control (5),(7)	$512,302	$447,840
	Retention (6),(7)	$509,877	$447,840
Farnsworth, Ron	Death (1)	$300,000	$215,165
	Long Term Disability (2)	$120,000	$215,165
	Involuntary Termination (3),(7)	$232,280	$215,165
	Change in Control (5),(7)	$537,269	$447,863
	Retention (6),(7)	$509,834	$447,863

(1)	Each executive’s beneficiary would receive a maximum of $200,000 as a lump sum benefit under Umpqua’s group life insurance plan, which is a benefit available to all full time employees. The cash benefit shown also includes a $100,000 BOLI death benefit with respect Mr. Davis, Mr. Copeland and Mr. Farnsworth. For Mr. Davis, this amount includes the annual death benefit of $708,524 under the Davis SERP.
(2)	This is the annual benefit under Umpqua’s group Long Term Disability Plan, which pays 60% of the employee’s monthly base salary, not to exceed $10,000 per month, beginning 90 days after becoming disabled. This benefit is provided to all full time employees. If the employee becomes disabled before age 60, benefits are payable until normal social security retirement age. For Mr. Davis, this amount includes the annual disability benefit of $708,524 under the Davis SERP.
(3)	Assumes termination is without “cause” or executive leaves for “good reason” defined in his agreement as (i) a material reduction in base salary not shared by other executives; (ii) the officer is required to relocate more than 50 miles from his current office; or (iii) a material adverse change in title or line of reporting.
(4)

This benefit includes the estimated cost of health and welfare plan benefits for three years following termination. This benefit is payable if Mr. Davis’s employment is terminated within a year following a change in control if he is terminated without “cause” or leaves for “good reason”, as defined in the agreement. The change in control benefit is paid in lieu of any severance benefit.

(5)	This benefit is payable for up to a year following a change in control if the executive is terminated without “cause”, leaves for “good reason”, as defined in the agreement or resigns after being assigned to a position that is not reasonably equivalent to his position before the change in control.
(6)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control.
(7)	For this executive, receipt of this cash benefit is conditioned upon the executive signing a Separation Agreement upon termination of employment that provides for (i) a release of all claims against the Company; (ii) the executive’s agreement not to disparage the Company; (iii) the executive’s agreement to not compete with the Company or solicit the Company’s employees to leave the Company for the period of time that the executive is receiving severance, change in control or retention benefits; and (iv) the executive’s agreement not to solicit the Company’s customers for a period of two years following separation.
(8)	This column shows (i) the dollar value of additional shares (if any) that would vest under the executive’s RSA and RSU grants, calculated at $11.79 per share, which was the closing price of Umpqua’s stock on December 31, 2012, the last trading day of the year; and (ii) the intrinsic value of any options that would vest.
(9)	Mr. Davis’s Agreement provides that upon termination of his employment, he will not compete with the Company for the period of time that he is receiving a severance or change in control benefit and that he will not solicit the Company’s customers or employees for a period of two years following separation.
(10)	Under his Employment Agreement, Mr. Davis’s change in control benefits are subject to reduction to the extent that they exceed the safe harbor amount calculated under Section 280G of the Code. The following table shows how his change in control cash benefit is calculated:

Cash benefit under Employment Agreement	$4,904,915
Less §280G cutback (i)	(2,911,489)

Net change in control cash benefit	$1,993,426

(i)	This calculation does not reflect the value of the non-compete provisions of Mr. Davis’s Employment Agreement.

INCORPORATION BY REFERENCE

The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such reports by reference therein.

APPENDIX A

UMPQUA HOLDINGS CORPORATION 2013 INCENTIVE PLAN

1.    PURPOSE. The purpose of this Plan is to enable the Company, and any Affiliate, to motivate, attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s success by providing incentives that offer an opportunity to participate in the Company’s future performance and align the interests of Employees, Consultants and Directors with those of the shareholders of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 2.

2.    DEFINITIONS.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and may contain such other provisions not inconsistent with this Plan including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means:

With respect to any Employee or Consultant:

(a)        if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)        if no such employment or service agreement exists, or if such employment or service agreement does not define Cause: (i) dishonest or fraudulent conduct with respect to the performance of duties with the Company or an Affiliate; (ii) conduct that materially discredits or is reasonably likely to result in harm to the reputation or business of the Company or an Affiliate, including but not limited to conviction or a plea of guilty or no contest to a felony or crime involving moral turpitude; (iii) willful misconduct or gross negligence in performance of duties with the Company or an Affiliate; (iv) an order or directive from a state or federal banking regulatory agency requesting or requiring removal of Employee or a finding by any such agency that Employee’s performance threatens the safety or soundness of the Company or any Affiliate; (v) material violation of state or federal securities or banking laws; or (vi) a material breach of fiduciary duties to the Company or any Affiliate.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing the director’s appointment; (iv) willful conversion of corporate funds; (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance; or (vi) an order or directive from a state or federal banking regulatory agency requesting or requiring removal of Director or a finding by any such agency that Director’s performance threatens the safety or soundness of the Company or any Affiliate.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control”

(a)        One Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b)        The Company is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of the Company immediately prior to the transaction do not own or continue to own (i) at least 40% of the total voting power of the surviving company (if the then current CEO of the Company continues as CEO of the surviving organization), or (ii) at least a majority of the voting power of the surviving organization (if the then current CEO of the Company does not continue as CEO of the surviving organization).

(c)        A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d)        One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) substantially all of the assets of the Company other than an acquisition by (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) a corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction.

Notwithstanding anything stated herein, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board appointed by the Board to administer the Plan in accordance with Sections 4.3 and 4.4.

“Common Stock” means the common stock of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Umpqua Holdings Corporation, an Oregon corporation, and any successor thereto.

“Consultant” means any individual who is engaged by the Company or any Affiliate to render bona fide consulting or advisory services other than as an Employee or Director.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by Internal Revenue Service Notice 2007-49.

“Director” means a member of the Board.

“Disability” means

(a)        if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein; or

(b)        if no such employment or service agreement exists, or if such employment or service agreement does not define Disability, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment;

provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 6.13.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of IRC Section 424.

Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Free Standing Rights” has the meaning set forth in Section 7.

“Good Reason” means:

(a)        If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)        If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within sixty days of the Participant’s knowledge of the applicable circumstances): (i) a material reduction in the Participant’s base salary unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all similarly situated employees of the Company or any Affiliate; or (ii) a geographical relocation of the Participant’s principal office location by more than fifty miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10.3(d) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net operating earnings; (d) return on assets, average assets, equity or average equity; (e) share price (including, but not limited to, growth measures and total shareholder return); (f) efficiency ratio; (g) regulatory capital ratios; (h) CAMELS or other regulatory ratings; (i) completion of acquisitions, dispositions or business expansion; (j) credit quality, non-performing asset or non-performing loan levels or ratios or loan delinquency levels; (k) provision for loan losses or net charge-offs; (l) deposits; (m) market share; (n) loans; (o) net interest margin; (p) interest income; (q) non-interest income; (r) interest expense; or (s) non-interest expense.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company or an Affiliate as a whole or any division, business unit or operational unit of the Company or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) discontinued operations; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) merger or acquisition related expenses; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; or (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof. A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (a) percentage growth; (b) absolute growth; (c) cumulative growth; (d) performance in relation to an index; (e) performance in relation to a designated group of peers; (f) a designated absolute amount; or (g) per share of Common Stock outstanding.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

“Plan” means this Umpqua Holdings Corporation [2013] Equity Incentive Plan, as amended or restated from time to time.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.    ELIGIBILITY.

3.1    Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards (including Restricted Stock and Restricted Stock Units), (e) Performance Share Awards, and (f) Performance Compensation Awards.

3.2    Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

3.3    Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

4.    ADMINISTRATION.

4.1    Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)    to construe and interpret the Plan and any Award Agreement;

(b)    to promulgate, amend, and rescind rules and regulations relating to the Plan or any Award;

(c)    to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)    to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

(e)    to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)    select persons to receive Awards;

(g)    to determine the number of shares of Common Stock to be made subject to each Award;

(h)    to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)    to prescribe the terms and conditions of each Award not inconsistent with the Plan, including, without limitation, the exercise price, the time or times when Awards may vest and be exercised (which may be based on Performance Criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee will determine, and to specify the provisions of the Award Agreement relating to such grant;

(j)    to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the performance goals, the performance period(s) and the number of Performance Shares earned by a Participant;

(k)    to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(l)    to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m)    to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)    to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)    to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)    to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

4.2    Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.

4.3    Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more Directors, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Company’s Bylaws, the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

4.4    Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

5.	SHARES SUBJECT TO THE PLAN.

5.1    Number of Shares Available. Subject to adjustment in accordance with Section 13, the total number of shares of Common Stock available for the grant and issuance under the Plan is four (4) million; provided that, no more than four (4) million shares of Common Stock may be granted as Incentive Stock Options. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

5.2    Individual Limits. Subject to adjustment in accordance with Section 13, no Participant shall be granted, during any one-year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 400,000 shares of Common Stock in the aggregate and/or any other Awards with respect to more than 200,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 5.

5.3    Cancellation, Forfeiture or Expiration. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 5.3 shall be added back as one (1) share if such shares were subject to Options or Stock Appreciation Rights and as two (2) shares if such shares were subject to other Awards.

6.    OPTIONS. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1    Term. Subject to the provisions of Section 3.3 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2    Exercise Price of An Incentive Stock Option. Subject to the provisions of Section 3.3 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3    Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4    Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 or Regulation O promulgated by the Board of Governors of the Federal Reserve System, as determined by the Committee in its sole discretion, shall be prohibited with respect to any Award under this Plan.

6.5    Transferability of An Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6    Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7    Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8    Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9    Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10    Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11    Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

6.13    Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

7.    STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1    Grant Requirements. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2    Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3    Vesting of Stock Appreciation Rights. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.4    Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.5    Exercise Price. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6    Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8.    RESTRICTED AWARDS. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.1    Restricted Stock and Restricted Stock Units.

(a)    Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b)    The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend

Equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2    Restrictions.

(a)    Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions (which may be related to performance or other criteria) as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b)    Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)    The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

8.3    Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

8.4    Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

8.5    Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.    PERFORMANCE SHARE AWARDS.

9.1    Grant. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

9.2    Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

10.    PERFORMANCE COMPENSATION AWARDS. The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

10.1    Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

10.2    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds or levels of the Performance Goals that are to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10.2 and record the same in writing.

10.3    Payment of Performance Compensation Awards.

(a)    Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(b)    Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(c)    Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10.3(f) hereof, if and when it deems appropriate.

(d)    Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 10.3(f) of the Plan.

(e)    Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 10.3 but in no event later than 2 1/2 months following the end of the fiscal year during which the Performance Period is completed.

(f)    Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 200,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award described above is $1,500,000. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

11.    REGULATORY COMPLIANCE. The implementation of the Plan, the granting of any Awards and the issuance of any shares of Common Stock upon the exercise of any granted Awards shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the shares of Common Stock issued pursuant to it. No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement (if required) for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is then listed for trading (if any).

12.    MISCELLANEOUS AWARD PROVISIONS.

12.1    Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

12.2    Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 13 hereof.

12.3    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Articles of Incorporation or Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

12.4    Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

12.5    Withholding Obligations. The Company’s obligation to deliver Shares upon the exercise of Options, deliver Shares or cash upon the exercise of Stock Appreciation Rights, or deliver Shares or remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements. To the extent permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and the regulations adopted pursuant thereto and provided by the terms of an Award Agreement, and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company, provided, however, that no shares of Common Stock are withheld or delivered with a fair market value exceeding the minimum amount of tax required to be withheld by law.

13.    ADJUSTMENTS UPON CHANGES IN STOCK. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 5 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 5 and Section 10.3(f) shall be adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. Such adjustment shall be made by the Committee, to the extent possible, so that the adjustment shall not result in an accounting consequence under Opinion 25 of the Accounting Principles Board, as amended, and any successor thereof, and Financial Accounting Standards Board Interpretation No. 44, as amended, and so that the adjustment shall not result in any taxes to the Company or the Participant. In the case of adjustments made pursuant to this Section 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

14.    EFFECT OF CHANGE IN CONTROL.

14.1    Vesting. Unless otherwise provided in Section 14.2 or in the Award Agreement or an employment agreement, vesting of Awards will not automatically accelerate upon a Change in Control.

14.2    Assumption by Successor. In the event of a Change in Control any or all outstanding Awards may be assumed or replaced by the successor entity, which assumption or replacement shall be binding on all Participants. In the alternative, the successor entity may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor entity may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares. In the event such successor or acquiring entity (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award immediately prior to the Change in Control unless otherwise determined by the Committee and then such Awards will terminate. In addition, in the event such successor or acquiring entity (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Change in Control.

14.3    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either; (a) granting an Award under this Plan in substitution of such other entity’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other entity had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another entity, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

14.4    Cancellation. In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

14.5    Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

15.    AMENDMENT OF THE PLAN AND AWARDS.

15.1    Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws or to the extent such amendment would (i) increase the number of shares of Common Stock issuable pursuant to this Plan (except as provided in Section 13), (ii) expand the group of persons eligible to receive Awards, (iii) authorize the amendment of any Option to reduce its exercise price (except as required by Section 13) or (iv) permit the cancellation and replacement of any Option with the grant of an Award having a lesser per share exercise price (except as required by Section 13). At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

15.2    Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

15.3    Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code or to bring the Plan or Awards granted under it into compliance therewith.

15.4    No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5    Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.    GENERAL PROVISIONS.

16.1    Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

16.2    Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

16.3    Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.4    Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards, or to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed. With respect to deferral sub-plans, the Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral sub-plan or program.

16.5    Unfunded Plan. The Plan shall be unfunded. Neither the Company nor the Board or the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

16.6    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.7    Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.8    Section 16 Compliance. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that

Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.13, such provision to the extent possible shall be interpreted or deemed amended so as to avoid such conflict.

16.9    Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

16.10    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation under the Plan will revoke all prior designations by the same Participant with respect to the Plan, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

16.11    Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.12    Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.13    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16.14    Governing Law. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

17.    EFFECTIVE DATE OF PLAN. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve months after the date the Plan is adopted by the Board.

18.    TERMINATION OR SUSPENSION OF THE PLAN. The Plan shall terminate automatically on April 15, 2023. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 10 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s shareholders at the first shareholder meeting that occurs in the fifth year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 10 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

As adopted by the Board of Directors of Umpqua Holdings Corporation on December 14, 2012.

As approved by the shareholders of Umpqua Holdings Corporation on [            ], 2013.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Internet and telephone voting closes after 11:59 PM Eastern Time, April 15, 2013.
Vote by Internet
• Go to www.investorvote.com/UMPQ
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. ELECTION OF DIRECTORS To elect twelve directors to one year terms expiring at the 2014 annual meeting. Vote for no more than twelve individuals:
Board nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
1.1 - Raymond P. Davis	☐	☐	☐	1.2 - Peggy Y. Fowler	☐	☐	☐	1.3 - Stephen M. Gambee	☐	☐	☐

1.4 - James S. Greene	☐	☐	☐	1.5 - William A. Lansing	☐	☐	☐	1.6 - Luis F. Machuca	☐	☐	☐

1.7 - Laureen E. Seeger	☐	☐	☐	1.8 - Dudley R. Slater	☐	☐	☐	1.9 - Susan F. Stevens	☐	☐	☐

1.10 - Hilliard C. Terry, III	☐	☐	☐	1.11 - Bryan L. Timm	☐	☐	☐	1.12 - Frank R.J. Whittaker	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	3. To consider and approve the advisory (non-binding) proposal regarding compensation of the Company’s named executive officers as described in the proxy statement.	☐	☐	☐

4. Adoption of the new Umpqua Holdings Corporation 2013 Incentive Plan which authorizes the issuance of equity incentive awards to directors and employees.	☐	☐	☐	In their discretion, the proxies may vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢		1 U P X	+
01L6ZC

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only)	Step 3: View your account details and perform multiple transactions, such as:
Click on “Create login” In the blue box and follow the instructions.	• View account balances	• Change your address
	• View transaction history	• View electronic stockholder communications
Step 2: Log In (Returning users)	• View payment history	• Buy or sell shares
Enter your User ID and Password and click the Login button.	• View stock quotes	• Check replacements

If you are not an internet user and wish to contact Umpqua Holdings Corporation you may use one of the following methods:

Call: 1.800.922.2641        Write: Umpqua Holdings Corporation, c/o Computershare, P.O. Box 43006, Providence, RI 02940

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2012 Annual Report to shareholders on Form 10-K are available at:

http://www.RRDEZProxy.com/2013/UMPQ

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

+

Proxy — UMPQUA HOLDINGS CORPORATION

Annual Meeting of Shareholders – April 16, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoint(s) Raymond P. Davis and Peggy Y. Fowler, and each of them, proxies with full power of substitution, and hereby authorize(s) them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 16, 2013, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S UNANIMOUS RECOMMENDATION: “FOR” THE ELECTION OF ALL DIRECTORS, “FOR” ITEMS 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+